Exhibit 2.1

ASSIGNMENT AGREEMENT

by and between

OMAHA MANAGEMENT SERVICES, LLC

and

MME Retail management, llc,

AS “Sellers,”

and

Retail facilities OPERATIONS az, llc,

AS “BUYER”

Dated as of December 15, 2023

ASSIGNMENT AGREEMENT

This ASSIGNMENT Agreement (this “Agreement”), is made and entered into as of December 15, 2023 (the “Effective Date”) by and between Omaha Management Services, LLC, an Arizona limited liability company (“Omaha”), and MME Retail Management, LLC, a Delaware limited liability company formerly known as CSI Solutions Management, LLC (“MME Retail”; Omaha and MME Retail are referred to herein, individually, as a “Seller” and, collectively, the “Sellers”), on the one hand, and Retail Facilities Operations AZ, LLC, an Arizona limited liability company (“Buyer”), on the other hand. The Sellers and Buyer are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, pursuant to and in compliance with the Arizona Medical Marijuana Act codified in Chapter 28.1 of the Arizona Revised Statutes (A.R.S. §§ 36-2801 et seq.) and the Smart and Safe Arizona Act codified in Chapter 28.2 of the Arizona Revised Statutes (A.R.S. §§ 36-2850 et seq.), as amended from time to time (collectively, the “Act”), and Title 9, Chapters 17 and 18 of the Arizona Administrative Code (the “AZDHS Rules”), (the AZDHS Rules and the Act collectively referred to herein as the “AMMA”), the Arizona Department of Health Services (“AZDHS”) awarded EBA Holdings, Inc., an Arizona nonprofit corporation formerly known as Monarch Wellness Center, Inc. (the “Licensed Entity”), a Medical Marijuana Registration Certificate ID No. 00000072DCMU00762354, a Marijuana Establishment License No. 00000068ESZM96727661 and permits and other regulatory approvals related thereto (collectively, the “Dispensary Licenses”);

WHEREAS, pursuant to the Dispensary Licenses and in compliance with the AMMA and all other applicable rules, regulations, and requirements, the Licensed Entity owns and operates (a) a licensed medical marijuana dispensary and adult use retail establishment known as “Talking Stick” located at 8729 E. Manzanita Drive, Scottsdale, Arizona 85258 (the “Dispensary”) and (b) a cultivation and production facility located at 2832 N. Omaha, Mesa, Arizona 85215 (the “Cultivation Facility”);

WHEREAS, the Sellers are party, respectively, to the following agreements with the Licensed Entity (collectively, as amended from time to time, the “Management Agreements”):

(1)	a Cultivation Management Services Agreement dated as of March 7, 2019, between the Licensed Entity, as “License Holder,” and Omaha, as “Manager,” pursuant to which Manager provides certain management services to the Licensed Entity as it relates to the administration, operation and management of the Cultivation Facility; and

(2)	a Dispensary Management Services Agreement dated as of March 7, 2019, between the Licensed Entity, as “License Holder,” and MME Retail, as “Manager,” pursuant to which MME Retail provides Management Services (as defined therein) to the Licensed Entity as it relates to the administration, operation and management of the Dispensary;

WHEREAS, in addition, MME AZ Group, LLC, a Delaware limited liability company (“MME AZ”), and the Licensed Entity are parties to that certain Payroll Processing and Common Paymaster Agreement dated as of March 7, 2019 (it being understood that the reference to “2018” therein is a typographical error) (the “Payroll Processing Agreement”), between MME AZ, as “Manager,” and the Licensed Entity, as “Company,” pursuant to which the Licensed Entity retained MME AZ to serve as a Common Paymaster (as defined therein) to provide payroll processing services and the other Services (as defined therein) to or on behalf of the Licensed Entity;

WHEREAS, each Seller desires to sell, assign, transfer, and convey to Buyer, and Buyer desires to purchase, accept, and acquire from each such Seller, effective at and as of the Closing, all of such Seller’s right, title and interest in and to the Management Agreement to which it is party, and the Parties desire that the Payroll Processing Agreement be terminated in its entirety, all on the terms and subject to the conditions set forth in this Agreement (collectively, the “Transaction”);

WHEREAS, in addition, the Parties desire that the Sellers cause the exclusive management and control of the Licensed Entity to be transferred from the individual who serves as the sole POBM of the Licensed Entity as of the Effective Date to an individual who has been initially designated by Buyer to serve as the POBM’s of the Licensed Entity as of the Effective Date (the “Change in POBM’s”), such Change in POBM’s to be legally effective on the AZDHS Approval Issue Date but to have no practical or other effect as between or among the Parties unless and until the Closing occurs, as contemplated by Section 5.06(b);

WHEREAS, concurrently herewith, the Parties and the Escrow Agent are entering into the Escrow Agreement; and

WHEREAS, in addition, concurrently herewith: (i) the Nevada Sellers and the Nevada Buyer are entering into the Nevada Purchase Agreement and (ii) the Nevada Sellers, the Nevada Buyer and the Nevada Escrow Agent are entering into the Nevada Escrow Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

Definitions

Unless otherwise indicated elsewhere in this Agreement, the following terms have the meanings specified or referred to in this ARTICLE I:

“2023 Fiscal Year” means the fiscal year of the Licensed Entity commencing on June 26, 2022 and ending on June 30, 2023.

“2024 Fiscal Year” means the fiscal year of the Licensed Entity commencing on July 1, 2023 and ending on June 29, 2024.

“2024 Pre-Closing Tax Period” means the taxable period commencing on July 1, 2023 and ending on the day immediately prior to the Closing Date.

“ACC” means the Arizona Corporation Commission.

“ACC Approval” means the approval by the ACC of the Change in POBM’s.

“Accounts Receivable” means, as of any given date, the monies owed to the Licensed Entity for goods or services delivered or sold to, but not yet paid for, by third party customers of the Licensed Entity as of such date.

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“Act” means the Arizona Medical Marijuana Act codified in Chapters 28.1 of the Arizona Revised Statutes (A.R.S. §§ 36-2801 et seq.), collectively with the Smart and Safe Arizona Act codified in Chapters 28.2 (A.R.S. §§ 36-2850 et seq.), as amended from time to time.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble and includes the Exhibits.

“AMMA” has the meaning set forth in the Recitals.

“April 2023 Balance Sheet” has the meaning set forth in Section 3.05.

“Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit A, dated the Closing Date and executed by the Parties.

“Assumed Liabilities” has the meaning set forth in Section 2.01(b).

“Attestation Form” means a Marijuana Program Principal Officer and/or Board Member Attestation for Licensed Facility Applications, in form and substance required by the AZDHS.

“AZDHS” has the meaning set forth in the Recitals.

“AZDHS Approval” means the approval by the AZDHS of the Change in POBM’s.

“AZDHS Approval Issue Date” means the date upon which the AZDHS issues the AZDHS Approval.

“AZDHS Program” means Title 9, Chapters 17 and 18 of the Arizona Department of Health Services, Bureau of Marijuana Licensing Medical Marijuana and Adult Use of Marijuana Programs.

“Base Purchase Price” has the meaning set forth in Section 2.02(a).

“Books and Records” means all books of account, tax records, sales and purchase records, records required to be maintained by AZDHS, customer and supplier lists, computer software, formulae, business reports, plans and projections and all other documents, files, correspondence and other information of a person, as the case may be, (whether in written, printed, electronic or computer printout form).

“Business” means the ownership, operation, administration and management by the Licensed Entity of the Dispensary and the Cultivation Facility and the performance by the Licensed Entity of other AZDHS-authorized activities related thereto.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Phoenix, Arizona are authorized or required by Law to be closed for business.

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“Buyer” has the meaning set forth in the Recitals.

“Buyer POBM” means any individual who is designated by Buyer to serve, or who otherwise serves, as a POBM of the Licensed Entity from time to time on or after the AZDHS Approval Issue Date.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.02.

“Buyer Parent” means The Cerberean Group LLC, an Arizona limited liability company.

“Buyer Parent Indemnification Agreement” means a Buyer Parent Indemnification Agreement, in substantially the form attached as Exhibit H, dated the Closing Date and executed by Buyer Parent in favor of Seller Parent.

“Buyer-Prepared Tax Returns” has the meaning set forth in Section 6.01(d).

“Change in POBM Documents” means, collectively, the following documents, all in form and substance previously circulated between the Parties:

(i) A letter of resignation from each individual who, on the Effective Date, is serving as a member of the Board of Directors, the Chief Executive Officer and any other principal officers of the Licensed Entity, duly executed by such individual;

(ii) An Attestation Form, duly executed by each individual who delivers a letter of resignation under clause (i) above;

(iii) Written notice from Buyer designating one or more individuals who shall initially serve as a Buyer POBM, provided that each such individual shall have an active Marijuana Facility Agent License or an active Dispensary Agent Card and be in good standing with AZDHS;

(iv) An Attestation Form, duly executed by each individual who shall initially serve as a Buyer POBM;

(v) Written Consent of the Board of Directors of the Licensed Entity, duly executed by the sole member of the Board of Directors, approving the Change in POBM’s and concomitant amendments to the existing bylaws of the Licensed Entity, effective upon the AZDHS Approval Issue Date;

(vi) An amendment to the existing Bylaws of the Licensed Entity that was approved pursuant to the foregoing Written Consent of the Board of Directors of the Licensed Entity, duly executed by the Chief Executive Officer of the Licensed Entity, effective upon the AZDHS Approval Issue Date; and

(vii) Any other documents that may be requested by the ACC or the AZDHS after the submission thereto of the documents referred to in Section 5.06(a), respectively.

“Change in POBM’s” has the meaning set forth in the Recitals.

“Claim Notice” has the meaning set forth in Section 8.06.

“Closing” has the meaning set forth in Section 7.01.

“Closing Date” has the meaning set forth in Section 7.01.

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“Closing Income Tax Liability Adjustment” means the total amount of actual and estimated federal and Arizona state income taxes of the Licensed Entity, including penalties and interest, that has not been paid as of the Effective Date equal to $5,457,258, which total amount is described in item 2 of Section 3.18 of the Disclosure Schedule.

“Closing Income Tax Liability Adjustment – Note Portion” means that portion of the Closing Income Tax Liability Adjustment equal to $4,200,000.

“Closing Income Tax Liability Adjustment – Cash Portion” means that portion of the Closing Income Tax Liability Adjustment equal to $1,257,258.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Agent” means Omaha, as collateral agent for and on behalf of the Sellers, and any successors or assigns.

“Collateral Documents” means, collectively, the Equity Pledge Agreement, the Security Agreement, deposit account control agreements, UCC financing statements and any other agreements, instruments and documents executed and/or delivered in connection herewith or therewith relating to the Collateral, in each case as amended from time to time.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“CSA” means the United States Federal Controlled Substances Act (Title II of the Comprehensive Drug Abuse Prevention and Control Act of 1970) and all U.S. federal Governmental Orders related thereto.

“Cultivation Facility” has the meaning set forth in the Recitals.

“Deductible” has the meaning set forth in Section 9.04(c).

“Disclosure Schedule” means the Disclosure Schedule attached hereto as Exhibit B.

“Dispensary” has the meaning set forth in the Recitals.

“Dispensary Inventory” means all finished goods Inventory located or held at the Dispensary, excluding any such finished goods Inventory that is “MedMen”-branded, “Huxton”-branded, “Moss”-branded or “Omaha Farms”-branded.

“Dispensary Licenses” has the meaning set forth in the Recitals.

“Dispute” has the meaning set forth in Section 10.11.

“Dollars or $” means the lawful currency of the United States.

“EBA Landlord” means Real Estate Holdings Group, LLC (f/k/a Whitestar).

“EBA Lease Guaranties” means, collectively, those certain Guaranties, each dated November 3, 2018, delivered by MME USA in favor of the EBA Landlord attached to the EBA Leases and guarantying the performance by the Licensed Entity of its covenants and obligations under the EBA Leases, respectively.

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“EBA Leases” means, collectively, (i) that certain Lease dated November 3, 2018, between the EBA Landlord and the Licensed Entity, covering the premises located at 8719 and 8729 E. Manzanita Drive, Scottsdale, AZ, and (ii) that certain Lease dated November 3, 2018, between the EBA Landlord and the Licensed Entity, covering the premises located at 2832 N. Omaha Street, Scottsdale, AZ.

“Effective Date” has the meaning set forth in the Preamble.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Law” means any federal, state or local Laws, and any Governmental Order or binding agreement with any Governmental Authority, relating to (a) pollution (or the abatement thereof) or the protection of natural resources or the environment or (b) the handling, use, storage, treatment, disposal, investigation or remediation of any Hazardous Materials.

“Equity Pledge Agreement” means that certain Equity Pledge Agreement dated as of the Closing Date, in substantially the form of attached hereto as Exhibit D, between Retail Facilities Parent and the Collateral Agent, as amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Sellers, the Licensed Entity or any of their respective Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Account” means the “Escrow Account” as defined in the Escrow Agreement.

“Escrow Agent” means Arizona Escrow & Financial Corporation, or any successor escrow agent.

“Escrow Agreement” means that certain Escrow Agreement dated of even date herewith to be entered into by and among Buyer, the Sellers and the Escrow Agent, as amended from time to time.

“Escrow Closing Notice” means the “Closing Notice” as defined in the Escrow Agreement.

“Escrowed Funds” has the meaning set forth in Section 2.02(b).

“Estimated Closing Net Working Capital” means $1,115,918. The Parties acknowledge that the Estimated Closing Net Working Capital is based on the calculation reflected in the Estimated Closing Net Working Capital Statement.

“Estimated Closing Net Working Capital Statement” means an Excel file titled “Project Cooper Working Capital Adjustment (AZ) [2023-12-14].xlsx” provided by or on behalf of the Sellers to Buyer immediately prior to the Effective Date.

“Excluded Assets” has the meaning set forth in Section 2.01.

“Excluded Laws” means any U.S. federal laws, statutes, codes, ordinances, decrees, rules, regulations which apply to the production, trafficking, distribution, processing, extraction, and/or sale of marijuana (cannabis) and related substances, including the CSA; provided, however, that Excluded Laws shall not include any provision of the Code, including Section 280E of the Code.

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“Final Closing Net Working Capital” means the Net Working Capital of the Licensed Entity as of the Closing as set forth in the Final Closing Net Working Capital Statement.

“Final Closing Net Working Capital Overage” means the amount, if any, by which the Final Closing Net Working Capital is greater than negative $1,115,918.

“Final Closing Net Working Capital Payment” has the meaning set forth in Section 2.02I.

“Final Closing Net Working Capital Shortage” means the amount, if any, by which the Final Closing Net Working Capital is less than negative $1,115,918.

“Final Closing Net Working Capital Statement” has the meaning set forth in Section 2.02(c).

“Final 2023 Fiscal Year Income Tax Liability” means the total amount of federal and Arizona state income tax liabilities of the Licensed Entity attributable to the 2023 Fiscal Year, as determined under Section 2.02(d).

“Final 2023/2024 Income Tax Liability Adjustment” means, collectively, an amount equal to (i) the sum of the Final 2023 Fiscal Year Income Tax Liability and the Final 2024 Pre-Closing Income Tax Liability minus (ii) that portion of the Closing Income Liability Adjustment that constitutes the total amount of estimated federal and Arizona state income taxes for the 2023 Fiscal Year and the 2024 Fiscal Year, as disclosed in item 2 of Section 3.18 of the Disclosure Schedule.

“Final 2023/2024 Income Tax Liability Payment” has the meaning set forth in Section 2.02(d).

“Final 2023/2024 Income Tax Determination Date” has the meaning set forth in Section 2.02(d).

“Final 2023/2024 Income Tax Liability Statement” has the meaning set forth in Section 2.02(d).

“Final 2024 Pre-Closing Income Tax Liability” means the total amount of federal and Arizona state income tax liabilities of the Licensed Entity attributable to the 2024 Pre-Closing Tax Period, as determined under Section 2.02(d).

“Financial Statements” has the meaning set forth in Section 3.05.

“Fundamental Representations” has the meaning set forth in Section 8.01.

“GAAP” means generally accepted accounting principles and practices set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, all as in effect on the date hereof, applied on a basis consistent with prior periods.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency, including the AZDHS, or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory or other authority or quasi-governmental body (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction, in each case applicable to Sellers or the Licensed Entity.

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“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, or waste that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under any Environmental Law and (b) any petroleum hydrocarbon, radon, radioactive material, asbestos-containing material, lead-based paint, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Hired Employees” has the meaning set forth in Section 5.09.

“Indemnified Party” has the meaning set forth in Section 8.06.

“Indemnified Tax Periods” means the calendar years of the Licensed Entity ended December 31, 2018, 2019, 2020 and 2021 and the short fiscal year of the Licensed Entity that commenced on January 1, 2022 and ended on June 25, 2022.

“Indemnifying Party” has the meaning set forth in Section 8.06

“Initial Escrow Deposit” has the meaning set forth in Section 2.02(b).

“Interim Period” has the meaning set forth in Section 5.01.

“Inventory” means all inventory of the Licensed Entity, including raw materials (including production, packaging and other materials and supplies), works in process and finished goods, whether held at the Cultivation Facility or the Dispensary as designated, excluding any samples or products marked “not for resale.”

“IP Assignment and Termination Agreement” means an Intellectual Property Assignment, License and Termination Agreement, in substantially the form of Exhibit G, among Seller Parent, the Sellers, MME AZ and the Licensed Entity.

“KIVA Inventory” means all Inventory that is or is intended to be “KIVA”-branded and that is held at the Cultivation Facility.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification means, at any time, the actual knowledge of Kimble Cannon, Karen Torres and Robert Robb at such time.

“Laws” means all laws, statutes, codes, ordinances, decrees, rules, regulations, code, treaty, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, voluntary restraints, guidelines or other legal requirement of any Governmental Authority or any provisions of the foregoing, including the AMMA, and also including general principles of common and civil law and equity, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject; provided, however, that “Laws” shall expressly exclude the Excluded Laws.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority, including the AMMA; provided, however, that the term “Law” shall expressly exclude the Excluded Laws.

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“Lease” and “Leases” have the meanings set forth in Section 3.09(b).

“Leased Properties” has the meaning set forth in Section 3.09(b).

“Liabilities” has the meaning set forth in Section 3.06.

“Licensed Entity” has the meaning set forth in the Recitals.

“Losses” means claims, losses, damages, liabilities, deficiencies, Actions, judgments, settlements, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable professional fees, attorneys’ fees and all other costs, including the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that notwithstanding anything to the contrary, the term “Losses” shall not include any indirect damages, lost profits, diminutions in value, consequential damages, incidental damages, punitive damages, exemplary damages or unforeseeable damages except to the extent such damages are required to be paid in connection with a Third Party Claim.

“Management Agreements” has the meaning set forth in the Recitals.

“Material Adverse Effect” means any change or event that, individually or in the aggregate, (a) has had, or may reasonably be expected to have, a material adverse effect on the Business, results of operations or financial condition of the Licensed Entity or (b) would prevent or materially delay or impair the ability of the Sellers to perform their respective obligations under this Agreement or any other Transaction Document or to consummate the Transaction, other than one or more of the following: (i) the effect of any change that generally affects the cannabis industry; (ii) any effect generally affecting the economy or the credit, debt, financial or capital markets, in each case, in the United States or elsewhere in the world; (iii) the effect of any change arising in connection with natural disasters or acts of nature, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions; or (iv) the effect of any change in applicable Laws or accounting principles or rules, or the interpretation thereof.

“Material Contracts” has the meaning set forth in Section 3.08(a).

“MME Retail” has the meaning set forth in the Preamble.

“Net Working Capital” means an amount equal to:

(i) all cash and cash equivalents of the Licensed Entity existing as of the Closing Date;

(ii) [Reserved];

(iii) all Dispensary Inventory existing as of the Closing Date valued at 100% of the wholesale cost paid by the Licensed Entity for such Dispensary Inventory, up to a maximum amount of $350,000; provided, however, that in the calculation of the value of the Dispensary Inventory, product included in the calculation shall not include edibles with a date of receipt by the Dispensary exceeding 60 days immediately prior to the Closing Date and all other SKU’s constituting Dispensary Inventory shall not have been received by the Dispensary more than 90 days immediately prior to the Closing Date; and provided further, however, that any KIVA Inventory comprising Dispensary Inventory shall not exceed $60,000 in the aggregate;

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(iv) 100% of the Accounts Receivable outstanding as of the Closing Date that are not yet due or that are 1-30 days, 31-60 days or 61-90 days past their respective due dates (collectively, “NWC Accounts Receivable”), provided that (A) Accounts Receivable arising from the sale of Sunday Goods or Sol Flower-branded products shall not be included in NWC Accounts Receivable, (B) the value of all NWC Accounts Receivable for purposes of this clause (iv) shall not exceed an aggregate maximum amount of $600,000 and (C) those Accounts Receivable to be included in NWC Accounts Receivable for purposes of determining whether the foregoing aggregate maximum amount has been reached shall be based on the date of the sales invoice of such Accounts Receivable, commencing with the oldest sales invoices; and

(v) prepaid expenses of the Licensed Entity existing as of the Closing Date;

minus

(vi) all accounts payable of the Licensed Entity owing to third parties outstanding as of the Closing Date.

For purposes of this Agreement, Net Working Capital shall exclude any Tax assets or Tax liabilities (deferred or otherwise).

“Nevada Buyer” means Retail Facilities Operations NV, LLC, a Nevada limited liability company, together with its successors and permitted assigns. The Nevada Buyer is an Affiliate of Buyer.

“Nevada Escrow Agreement” means an Escrow Agreement, in substantially the form in existence on the Effective Date or with such changes to such form as may be mutually agreed upon by the parties thereto, to be entered into concurrently with the execution and delivery of the Nevada Purchase Agreement, by and among the Nevada Buyer, the Nevada Sellers and the escrow agent named therein, as amended from time to time.

“Nevada Purchase Agreement” means that certain Asset Purchase and Sale Agreement dated of even date herewith by and between the Nevada Sellers, on the one hand, and the Nevada Buyer, on the other hand, including the exhibits thereto, as amended from time to time.

“Nevada Sellers” means collectively, MMOF Vegas Retail, Inc., a Nevada corporation, and MMOF Vegas Retail 2, Inc., a Nevada corporation, together with its successors and permitted assigns. The Nevada Sellers are Affiliates of the Sellers.

“Nonrefundable Deposit” has the meaning set forth in Section 2.02.

“Note Documents” has the meaning set forth in the Seller Notes.

“Omaha” has the meaning set forth in the Preamble.

“Party” and “Parties” have the meanings set forth in the Recitals.

“Payroll Processing Agreement” has the meaning set forth in the Recitals.

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“Permitted Encumbrances” means (a) all purchase money liens on equipment or Inventory; (b) statutory liens of landlords and liens of carriers, warehousemen, bailees, mechanics, materialmen and other like liens imposed by Law, created in the ordinary course of business and securing amounts not yet due or paid in the ordinary course of business (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens); (c) deposits made (and the liens thereon) in the ordinary course of business of the Sellers and the Licensed Entity (including security deposits for leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts; (d) easements (including reciprocal easement agreements and utility agreements), encroachments, rights of way or minor defects or irregularities in title (whether or not recorded), if applicable, and which, individually or in the aggregate, do not materially interfere with the operation by the Sellers or the Licensed Entity or the Business or with the occupation and enjoyment of the Real Property so encumbered; (e) liens for Taxes not yet due and payable and liens for Taxes that the Sellers and/or the Licensed Entity are contesting, in good faith, by appropriate proceedings which are sufficient to prevent imminent foreclosure of such liens, and with respect to which adequate reserves are being maintained by the Sellers and/or the Licensed Entity, as applicable.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities, including the Dispensary Licenses, for purposes of operating the Business.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“POBM” means, with respect to the Licensed Entity, any individual who is serving or will serve as a principal officer or member of the Board of Directors of the Licensed Entity.

“Post-Closing Tax Period” means any taxable period beginning on or after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.02(a).

“Real Property” means real property owned, leased or subleased, together with all buildings, structures and facilities located thereon.

“Related Party Transactions” has the meaning set forth in Section 3.21.

“Regulatory Approvals” means the ACC Approval and the AZDHS Approval.

“Representative” means, with respect to any Person, any and all directors, managers, officers, Affiliates, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Retail Facilities Parent” means Retail Facilities Management AZ, LLC, an Arizona limited liability company.

“Security Agreement” means that certain Security Agreement dated as of the Closing Date, in substantially the form of attached hereto as Exhibit E, between Buyer and the Licensed Entity, on the one hand, and the Collateral Agent, on the other hand, as amended from time to time.

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“Seller Indemnified Parties” has the meaning set forth in Section 8.03.

“Seller Intellectual Property” means all intellectual property rights and assets of the Sellers and their Affiliates (other than the Licensed Entity) and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing, including the “MEDMEN” trademarks, service marks, trade names, brand names and logos; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts, user names and handles used with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, so-called “moral rights” or “droit moral” and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; and (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); provided, however, that Customer Data (as defined in the IP Assignment and Termination Agreement) shall not be deemed to constitute “Seller Intellectual Property” and Buyer’s rights to use Customer Data shall be expressly governed by the applicable terms of the IP Assignment and Termination Agreement.

“Seller Notes” means, collectively, a Senior Secured Promissory Note dated as of the Closing Date, in substantially the form attached hereto as Exhibit C, made payable by Buyer to the Sellers in the principal amount of $1,300,000, as amended from time to time.

“Seller Operational Period” means the period commencing on September 18, 2018 and ending on the day immediately preceding the Closing Date.

“Seller Parent” means MM Enterprises USA, LLC, a Delaware limited liability company and an Affiliate of the Sellers.

“Seller Parent Guaranty” means the Guaranty of Seller Parent attached to this Agreement.

“Seller-Retained Accounts Receivable” means all Accounts Receivable outstanding as of the Closing Date that are not yet due or that are 1-30 days, 31-60 days or 61-90 days past their respective due dates and that are in excess of the maximum amount of $600,000 (it being understood and agreed that if NWC Accounts Receivable is less than or equal to $600,000, the value of all Seller-Retained Accounts Receivable is zero).

“Solvent” means, with respect to Buyer, that Buyer (i) is able to pay its debts as they become due and does not have any plans to incur debts beyond its ability to pay them as they become absolute and matured; (ii) owns assets that have a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (iii) has adequate capital to carry on its business as it is currently conducted and proposed to be conducted.

“Tax Losses” has the meaning set forth in Section 8.05.

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“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination of Payroll Processing Agreement” means a Termination Agreement and Mutual Release (Payroll Processing Agreement), in substantially the form attached as Exhibit F, between MME AZ and the Licensed Entity.

“Third Party Claim” has the meaning set forth in Section 8.07(a).

“Transaction” has the meaning set forth in the Recitals.

“Transaction Documents” means, collectively, this Agreement, the Seller Notes and the other Note Documents, the Escrow Agreement, the IP Assignment and Termination Agreement, the Termination of Payroll Processing Agreement, the Buyer Parent Indemnification Agreement, the Seller Parent Guaranty, the Change in POBM Documents, the Unwind Documents and the other agreements, instruments and documents contemplated by or related to this Agreement, in each case as amended from time to time.

“Unwind Documents” means, collectively, (a) the following documents, all in form and substance previously circulated between the Parties, and (b) after the AZDHS Approval Issue Date, any additional documents delivered pursuant to Section 5.14:

(i) A letter of resignation from each individual who is designated to serve as a POBM of the Licensed Entity on and after the AZDHS Approval Issue Date, duly executed by each such individual;

(ii) A Written Consent of the Board of Directors of the Licensed Entity, duly executed by each member of the Board of Directors of the Licensed Entity who shall be a member of the Board of Directors of the Licensed Entity on or after the AZDHS Approval Issue Date, approving (a) the resignations of all Buyer POBMs and reappointing Edward Record as the sole member of the Board of Directors and the Chief Executive Officer of the Licensed Entity and (b) an amendment and restatement of the Bylaws of the Licensed Entity;

(iii) An Amended and Restated Bylaws of the Licensed Entity that was approved pursuant to the Written Consent referenced under clause (ii) above, duly executed by the individual designated to serve as Chief Executive Officer of the Licensed Entity on or after AZDHS Approval Issue Date;

(iv) A notarized written notice addressed to the AZDHS, duly executed by each member of the Board of Directors of the Licensed Entity who shall serve as such effective on or after AZDHS Approval Issue Date; and

(v) An Attestation Form from each individual who shall have delivered a letter of resignation under clause (i) above, duly executed by each such individual.

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“Whitestar Litigation” means Whitestar Solutions, LLC and Adakai Holdings, LLC v. MedMen Enterprises, Inc. et al. (Ariz. Maricopa Cnty. 2022, Case No. CV2020-003335, and Whitestar Solutions, LLC and Adakai Holdings, LLC v. MedMen Enterprises, Inc. (Ariz. Ct. App., Case No. 1 CA-CV-22-0738.

ARTICLE II

Purchase and Sale

Section 2.01 Purchase and Sale; Assumed Liabilities.

(a) Subject to the terms and conditions set forth herein, at the Closing, in exchange for the consideration specified in Section 2.02, each Seller shall transfer, assign and grant to Buyer all of its rights, title and interests, in, to and under each of the Management Agreements, free and clear of any and all liens, mortgages, adverse claims, charges, security interests, encumbrances and other restrictions or limitations whatsoever, as required herein, other than the Permitted Encumbrances. Except as explicitly provided in this Agreement, any and all other assets, properties, rights, interests and Contracts of the Sellers (or any of them), including all Seller Intellectual Property, shall be retained by the Sellers (or any of them), as applicable, and shall not be sold, assigned or transferred to Buyer in connection with the Transaction or otherwise (collectively, the “Excluded Assets”).

(b) At the Closing, Buyer shall assume and agree to pay, perform and discharge when due any and all liabilities and obligations of the Sellers, respectively, arising out of or relating to the Management Agreements on or after the Closing Date (excluding any liability or obligation for breaches thereof arising out of events or occurrences that occurred prior to the Closing Date) (collectively, the “Assumed Liabilities”).

Section 2.02 Purchase Price; Working Capital Adjustment.

(a) Purchase Price. The total purchase price (the “Purchase Price”) for the assignment of the Management Agreements to Buyer and the acquisition by Buyer of the exclusive management and control of the Licensed Entity shall be an amount equal to:

(A)	$14,000,000 (the “Base Purchase Price”), minus

(B)	the Closing Income Tax Liability Adjustment, minus

(C)	the Final 2023/2024 Income Tax Liability Adjustment, plus or minus

(D)	the Final Closing Net Working Capital.

(b) Payment of Purchase Price at Closing. The portion of the Purchase Price to be paid at the Closing shall be equal to $7,426,824, payable to the Sellers as follows:

(i) The parties acknowledge that on April 26, 2023, Buyer paid $1,500,000 to an Affiliate of the Sellers (the “Nonrefundable Deposit”). At the Closing, the Nonrefundable Deposit shall be applied to pay a portion of the Purchase Price;

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(ii) On or prior to December 20, 2023, Buyer shall deliver the sum of $4,626,824 (the “Initial Escrow Deposit”; the Initial Escrow Deposit, together with any earnings thereon, being the “Escrowed Funds”) to the Escrow Agent for deposit into the Escrow Account pursuant to the Escrow Agreement. (The Parties agree that the Initial Escrow Deposit shall be equal to (A) $7,000,000, which is the amount initially intended to be the Initial Escrow Deposit, minus (B) the Closing Income Tax Liability Adjustment – Cash Portion, minus (C) the Estimated Closing Net Working Capital.) Immediately prior to the Closing Date, the Parties shall execute and deliver an Escrow Closing Notice to the Escrow Agent instructing the Escrow Agent to release the Escrowed Funds to the Sellers and such other Persons (which may include Buyer, certain Governmental Authorities to which Taxes are owed and the Sellers’ financial advisors and attorneys, as applicable) at the Closing as designated therein;

(iii) At the Closing, Buyer shall deliver the Seller Notes to the Sellers. (The Parties agree that the initial principal amount of the Seller Notes shall be equal to (A) $5,500,000, which is the amount initially intended to be the aggregate principal amount of the Seller Notes, minus (B) the Closing Income Tax Liability Adjustment – Note Portion.)

The Parties acknowledge and agree that (A) the portion of the Purchase Price that is being paid at the Closing has been reduced by the Closing Income Tax Liability Adjustment, which reduction has been allocated between the Initial Escrow Deposit and the Seller Notes as provided above in this Section 2.02(b), (B) the Licensed Entity shall continue to be liable to pay the federal and Arizona state income tax liabilities comprising the Closing Income Tax Liability Adjustment and (C) notwithstanding anything to the contrary, the Sellers shall have no further responsibility or liability with respect to any such federal or state income tax liabilities (including the non-payment thereof) other than as expressly provided in Section 8.05.

(c) Working Capital Adjustment.

(i) No more than thirty (30) days after the Closing Date, Buyer shall prepare and deliver to the Sellers a written statement (the “Final Closing Net Working Capital Statement”) of the Final Closing Net Working Capital, including the resulting Final Closing Net Working Capital Overage (if any) or Final Closing Net Working Capital Shortage (if any), and including a detailed classification of the various amounts of each component of Net Working Capital. Buyer shall adopt the same methodology used to determine the Final Closing Net Working Capital that were used by the Parties to determine the Estimated Closing Net Working Capital in the Estimated Closing Net Working Capital Statement. Any such amounts determined to be payable pursuant to the Final Closing Net Working Capital Statement shall be paid to the Sellers (or any of them), on the one hand, or Buyer, on the other hand, pursuant to Section 2.02(c)(iii) (the “Final Closing Net Working Capital Payment”).

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(ii) If the Sellers disagree with Buyer’s calculation of any amounts on the Final Closing Net Working Capital Statement, the Sellers (or any of them) shall, within thirty (30) Business Days after their receipt of the Final Closing Net Working Capital Statement, notify Buyer of such disagreement in writing, setting forth in detail the particulars of such disagreement. Any amounts on the Final Closing Net Working Capital Statement not disputed in writing by the Sellers within thirty (30) Business Days after receipt of the Final Closing Net Working Capital Statement shall be final, binding and conclusive for purposes of this Agreement. Buyer will provide the Sellers reasonable access to any of Buyer’s and the Licensed Entity’s records (including work papers and source documents) and relevant employees not otherwise available to the Sellers as a result of the Transaction. If the Sellers do not provide such notice of disagreement within the thirty (30) Business Day period, the Sellers shall be deemed to have accepted the Final Closing Net Working Capital Statement and the calculation of all amounts set forth therein, which shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by Buyer, the Sellers or their respective Affiliates absent manifest error or fraud. If any such notice of disagreement is timely provided, Buyer and the Sellers shall use their commercially reasonable efforts for a period of twenty (20) Business Days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of any amounts set forth on the Final Closing Net Working Capital Statement (and which were previously identified in writing by Sellers pursuant to the first sentence of this clause (iii)). If, at the end of such period, the parties are unable to fully resolve the disagreements, the parties shall refer the matter to Withum or another auditor as may be mutually agreed by the Parties (in each case, the “Auditor”) to resolve any remaining disagreements. The Auditor shall be instructed to (i) consider only such matters as to which there is a disagreement, (ii) determine, as promptly as practicable, whether the disputed amounts set forth on the Final Closing Net Working Capital Statement were prepared in accordance with the standards set forth in this Agreement, and (iii) deliver, as promptly as practicable but in any event within forty-five (45) days after the date the disagreement is formally submitted to the Auditor (or such longer period as the parties may mutually agree), to Sellers and Buyer its determination in writing. The resolution for each disputed item contained in the Auditor’s determination shall be made subject to the definitions and principles set forth in this Agreement, and shall be consistent with either the position of Sellers or Buyer. The Sellers and Buyer shall bear their own expenses in the preparation and review of the Final Closing Net Working Capital Statement, except that the fees and expenses of the Auditor shall be paid one-half by Buyer and one-half by the Sellers. The determination of the Auditor shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by Buyer, the Sellers or their respective Affiliates, absent manifest error or fraud by Buyer, the Sellers or the Auditor. Any dispute with respect to the Final Closing Net Working Capital Statement will not affect any undisputed amounts in the Final Closing Net Working Capital Statement or the related payments contemplated by this Section 2.02(c). The date on which an amount set forth on the Final Closing Net Working Capital Statement is finally determined in accordance with this Section 2.02(c) is hereinafter referred to as the “Determination Date.”

(iii) Any amounts determined to be due and owing to the Sellers from Buyer or to Buyer from the Sellers, as applicable, pursuant to Section 2.02(c)(ii) shall be paid by the Sellers to Buyer or by Buyer to the Sellers, as applicable, within three (3) Business Days after the applicable Determination Date.

(d) Final 2023/2024 Income Tax Liability Adjustment.

(i) No more than thirty (30) days after the Closing Date, Buyer shall prepare and deliver to the Sellers a written statement (the “Final 2023/2024 Income Tax Liability Statement”) setting forth the Final 2023/2024 Income Tax Liability Adjustment.

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(ii) If the Sellers disagree with the Final 2023/2024 Income Tax Liability Statement, the Sellers (or either of them) may, within thirty (30) Business Days after their receipt of the Final 2023/2024 Income Tax Liability Statement, notify Buyer of such disagreement in writing, setting forth in detail the particulars of such disagreement. Any amounts on the Final 2023/2024 Income Tax Liability Statement not disputed in writing by the Sellers within thirty (30) Business Days after receipt of the Final 2023/2024 Income Tax Liability Statement shall be final, binding and conclusive for purposes of this Agreement. Buyer will provide the Sellers with reasonable access to any of Buyer’s and the Licensed Entity’s records (including work papers and source documents) and relevant employees not otherwise available to the Sellers. If the Sellers do not provide such notice of disagreement within such thirty (30) Business Day period, the Sellers shall be deemed to have accepted the Final 2023/2024 Income Tax Liability Statement and the calculation of all amounts set forth therein, which shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by Buyer, the Sellers or their respective Affiliates absent manifest error or fraud. If any such notice of disagreement is timely provided, Buyer and the Sellers shall use their commercially reasonable efforts for a period of twenty (20) Business Days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of any amounts set forth on the Final 2023/2024 Income Tax Liability Statement (and which were previously identified in writing by Sellers pursuant to the first sentence of this clause (ii)). If, at the end of such twenty (20) Business Day period, the parties are unable to fully resolve the disagreements, the parties shall refer the matter to the Auditor to resolve any remaining disagreements. The Auditor shall be instructed to (i) consider only such matters as to which there is a disagreement, (ii) determine, as promptly as practicable, whether the disputed amounts set forth on the Final 2023/2024 Income Tax Liability Statement were prepared in accordance with the standards set forth in this Agreement, and (iii) deliver, as promptly as practicable but in any event within forty-five (45) days after the date the disagreement is formally submitted to the Auditor (or such longer period as the parties may mutually agree), to the Sellers and Buyer its determination in writing. The resolution for each disputed item contained in the Auditor’s determination shall be made subject to the definitions and principles set forth in this Agreement, and shall be consistent with either the position of the Sellers or Buyer. The Sellers and Buyer shall bear their own expenses in the preparation and review of the Final 2023/2024 Income Tax Liability Statement, except that the fees and expenses of the Auditor shall be paid one-half by Buyer and one-half by the Sellers. The determination of the Auditor shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by Buyer, the Sellers or their respective Affiliates, absent manifest error or fraud by Buyer, the Sellers or the Auditor. Any dispute with respect to the Final 2023/2024 Income Tax Liability Statement will not affect any undisputed amounts in the Final 2023/2024 Income Tax Liability Statement or the related reductions and payments contemplated by this Section 2.02(d). The date on which an amount set forth on the Final 2023/2024 Income Tax Liability Statement is finally determined in accordance with this Section 2.02(d) is hereinafter referred to as the “Final 2023/2024 Income Tax Determination Date.”

(iii) Any amounts determined to be due and owing to the Sellers from Buyer or to Buyer from the Sellers, as applicable, pursuant to Section 2.02(d)(ii) shall be paid by the Sellers to Buyer or by Buyer to the Sellers, as applicable, within three (3) Business Days after the applicable Final 2023/2024 Income Tax Determination Date in the case of Buyer to the Sellers, or credited to the Seller Notes in the case of the Sellers to Buyer (the “Final 2023/2024 Income Tax Liability Payment”). The Parties acknowledge and agree that from and after the Final 2023/2024 Income Tax Determination Date, the Sellers shall have no further responsibility or liability for any Taxes or other amounts attributable to the 2023 Fiscal Year or the 2024 Fiscal Year (including the 2024 Pre-Closing Tax Period) or to any period from or after the Closing Date.

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(e) Payment for Inventory at the Cultivation Facility. Within ninety (90) days after the Closing Date, Buyer shall pay to the Sellers (or at the Sellers’ direction, to one of them) an amount in cash equal to $350,000 in consideration for all Inventory (whether raw materials, work-in-process or finished goods) existing at the Cultivation Facility on the Closing Date.

ARTICLE III

Representations and Warranties of SellerS

The representations and warranties contained in this Article III are qualified by the disclosures made in the Disclosure Schedule. Except with respect to matters set forth in the Disclosure Schedule, or as expressly set forth herein, the Sellers hereby represent and warrant to Buyer, as of the Effective Date and the Closing Date, as follows (it is hereby understood that any representations or warranties made in this Article III or otherwise with respect to the Sellers (or any of them) or their respective assets shall be made solely to the extent the subject matter of such representation or warranty relates to the Business):

Section 3.01 Organization and Authority of Sellers. Each Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of its formation. Each Seller has the full limited liability company power and authority to enter into this Agreement and to carry out its obligations hereunder and has taken all action necessary to authorize, execute and deliver this Agreement and the transactions contemplated hereunder. This Agreement has been duly executed and delivered by each Seller and (assuming due authorization, execution and delivery by Buyer) constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) the discretion that a court may exercise in the granting of extraordinary remedies such as specific performance and injunction.

Section 3.02 Organization and Authority of the Licensed Entity. The Licensed Entity is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Arizona and has full corporate authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the applicable aspect of the Business as it has been and is currently conducted by the Licensed Entity. The Dispensary Licenses are active and in good standing, and the Sellers are not aware of any deficiencies in the Dispensary Licenses that have not been disclosed to Buyer in writing. Section 3.02 of the Disclosure Schedule sets forth each jurisdiction in which the Licensed Entity is licensed or qualified to do business and, other than as would not reasonably be expected to result in a Material Adverse Effect, the Licensed Entity is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the applicable aspect of the Business as currently conducted by such Licensed Entity makes such licensing or qualification necessary. All corporate actions taken by the Licensed Entity in connection with this Agreement, if any, will be duly authorized on or prior to the Closing Date.

Section 3.03 Management Agreements. As of the Closing, each of the Management Agreements will be in full force and effect and enforceable against each party thereto in accordance with its terms. Other than the Management Agreements, the Payroll Processing Agreement and as set forth in Section 3.03 of the Disclosure Schedule, there are no other agreements or understandings, whether written or oral, relating to (i) the management or control of the Licensed Entity or (ii) a share of the profits and/or revenues of the Licensed Entity.

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Section 3.04 No Conflicts; Consents. Except in each case as set forth in Section 3.04 of the Disclosure Schedule, the execution, delivery and performance by each Seller of this Agreement and the consummation of the Transaction by it do not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, limited liability agreement other organizational documents of such Seller or the Licensed Entity; (b) conflict with or result in a violation or breach of any provision of any Law applicable to such Seller or the Licensed Entity; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any Party the right to accelerate, terminate, modify or cancel any Material Contract to which such Seller or the Licensed Entity are a party or by which either such Seller or the Licensed Entity are bound or to which any of its properties and assets are subject (or any Permit affecting the properties, assets or business of such Seller or the Licensed Entity); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of any Seller or the Licensed Entity, except, in the case of clauses (b) through (d), any such conflict, violation or default would not reasonably be expected to result in a Material Adverse Effect. Except for the Regulatory Approvals and as set forth in Section 3.04 of the Disclosure Schedule, no material consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller or the Licensed Entity in connection with the execution and delivery of this Agreement and the consummation of the Transaction.

Section 3.05 Financial Statements. Complete copies of (a) an unaudited balance sheet of the Licensed Entity as of April 30, 2023 (the “April 2023 Balance Sheet”), and related unaudited statements of profit and loss for the year ended December 2022 and for the months ended January 2023, February 2023, March 2023 and April 2023 (collectively, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared by management based upon the books and records of the Licensed Entity and in accordance with GAAP applied on a consistent basis throughout the period involved. The Financial Statements fairly present in all material respects the financial condition of the Licensed Entity as of the respective dates reflected therein and for the periods indicated. The Licensed Entity maintains a standard system of accounting established and administered in accordance with GAAP.

Section 3.06 Undisclosed Liabilities. Except as set forth in Section 3.18 of the Disclosure Schedule, as of the Closing, the Licensed Entity will not have any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) trade payables and other Liabilities arising or incurred in the ordinary course of business consistent with past practice since the April 2023 Balance Sheet (and, for clarification purposes, not including any third party claims or lawsuits arising from actions taken on behalf of the Licensed Entity alleged to be as a result of negligence, fraud or breach of contract), (b) the Assumed Liabilities and (c) Liabilities in connection with the Whitestar Litigation.

Section 3.07 Absence of Certain Changes, Events and Conditions. Since the date of the April 2023 Balance Sheet, other than (i) as contemplated by this Agreement and any other Transaction Document or (ii) in the ordinary course of business consistent with past practice, there has not been, with respect to the Licensed Entity, any:

(a) amendment of the charter, bylaws or other organizational documents;

(b) split, combination or reclassification of any Equity Interests;

(c) issuance, sale or other disposition of any of its equity interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity interests, as applicable;

(d) material change in any method of accounting or accounting practice of the Licensed Entity that would be required to be reflected in financial statements prepared in accordance with GAAP;

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(e) incurrence, assumption or guarantee of any indebtedness for borrowed money in excess of $25,000;

(f) material damage, destruction or loss (whether or not covered by insurance) to the Licensed Entity’s property;

(g) other than as disclosed in Section 3.18 of the Disclosure Schedule, action to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(h) Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.08 Material Contracts.

(a) Section 3.08(a) of the Disclosure Schedule lists each of the following Contracts to which the Licensed Entity is a party or which otherwise primarily relates to the Business (“Material Contracts”):

(i) all Leases;

(ii) each Contract involving aggregate consideration in excess of $50,000 annually and which, in each case, cannot be cancelled by the Licensed Entity without penalty or without more than thirty (30) days’ notice;

(iii) all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all employment agreements and other Contracts with independent contractors or consultants (or similar arrangements);

(vi) all Contracts relating to indebtedness (including guaranties);

(vii) all Contracts with any Governmental Authority;

(viii) all Contracts that limit or purport to limit the ability of the Licensed Entity to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix) all Contracts between the Licensed Entity, on the one hand, and any Seller or any other Affiliate of any Seller, on the other hand; and

(x) all collective bargaining agreements or Contracts with any union.

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(b) As of the Closing Date, each Material Contract will be valid and binding on the applicable Seller or the Licensed Entity in accordance with its terms and is in full force and effect. Neither any Seller, the Licensed Entity nor, to Seller’s Knowledge, any other Party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.09 Title to Assets; Real Property.

(a) As of the Closing Date, the Licensed Entity will have good and valid title to, or a valid leasehold interest in, all personal property and other assets reflected in the April 2023 Balance Sheet or acquired after the date of the April 2023 Balance Sheet, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Effective Date. As of the Closing Date, all such properties and other assets (including leasehold interests) will be free and clear of Encumbrances except for Permitted Encumbrances.

(b) Section 3.09(b) of the Disclosure Schedule sets forth a true, correct and complete list of all Real Property and interests in Real Property leased or subleased by the Licensed Entity, the Sellers or their Affiliate, in each case as a lessee (collectively, the “Leased Properties”) and identifies for each lease of Leased Property (individually, a “Lease” and, collectively, the “Leases”) the parties thereto, the address of the property subject thereto, the rent payable thereunder, the terms of any renewal options, the substance of any amendments or modifications thereto and any reciprocal easement or operating agreements relating thereto. The applicable Seller or the Licensed Entity (as applicable) has good, marketable and valid leasehold interest in each Leased Property, subject only to Permitted Encumbrances. The Sellers have previously delivered to Buyer correct and complete copies of each Lease, together with all amendments, modifications, supplements, waivers and side letters related thereto. With respect to each Lease: (i) the Lease is legal, valid, binding, enforceable and in full force and effect; (ii) except as set forth in Section 3.09(b) to the Disclosure Schedule, neither any Seller nor the Licensed Entity, as applicable, nor, any other party to any Lease, is in breach or default thereunder, and no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such Lease; (iii) no party to any Lease has repudiated any provision thereof; (iv) there are no disputes or oral agreements in effect as to any Lease; (v) no Lease has been modified in any material respect, except to the extent that such modifications are disclosed by the documents delivered to the Buyer; and (vi) neither any Seller nor the Licensed Entity, as applicable, has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Lease.

(c) With respect to each Real Property: (i) the current use of such Real Property and the operation of Business thereon does not violate any instrument of record or material Contract affecting such Real Property, or any applicable Law in any material respect (without any fines or monetary Liabilities attached); (ii) there are no leases, subleases, licenses, concessions or other Contracts, written or oral, granting to any Person the right of use or occupancy of any portion of such Real Property except in favor of the Sellers or the Licensed Entity; and (iii) as of the Closing Date, there are no Persons in possession of such Real Property except the Sellers or the Licensed Entity.

(d) The Sellers or the Licensed Entity (as applicable) are in possession of all certificates of occupancy and Permits necessary for the current use and operation of each Real Property. Such Permits have been validly issued by the appropriate Governmental Authority in compliance with all applicable Laws, and the Sellers and the Licensed Entity have each fully complied with all conditions of the Permits applicable to each. All such Permits are in full force and effect without further consent or approval of any Person.

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(e) No part of any Real Property, as applicable, is subject to any building or use restrictions that would restrict or prevent the operation of the Business on such Real Property, and each Real Property is properly and duly zoned for its current use, and such current use is in all respects a conforming use. No Governmental Authority having jurisdiction over any Real Property has issued or, to the Knowledge of the Sellers, threatened to issue, any notice or order, injunction, judgment, decree, ruling, writ or arbitration award that materially and adversely affects the use or operation of any Real Property.

(f) There does not exist any actual or, to the Knowledge of the Sellers, threatened or contemplated, condemnation or eminent domain proceedings that materially and adversely affects any Real Property, as applicable, or any part thereof, and neither any Seller nor the Licensed Entity has received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or use any Real Property or any material part thereof.

(g) The Licensed Entity has performed in all material respects its obligations under the EBA Leases and has reasonably satisfied, or is in the process of reasonably satisfying, the additional actions requested by the landlords under the EBA Leases or the McCormick Ranch Property Owners’ Association, Inc., respectively.

Section 3.10 Condition and Sufficiency of Assets. Other than as set forth in Section 3.10 of the Disclosure Schedule, the Licensed Entity owns or holds the right to use all assets, properties and rights that are sufficient to conduct the Business as conducted by the Licensed Entity as of the Closing Date. All material equipment used at the Cultivation Facility is in good working condition, wear and tear excepted.

Section 3.11 Product; Inventory.

(a) Except as set forth on Section 3.11 of the Disclosure Schedule: (i) the Inventory is owned by the Licensed Entity free and clear of any Encumbrances, (ii) none of the Inventory is on consignment, (iii) the Inventory as reflected in the Financial Statements has been valued in a manner consistent with past practices and procedures and in accordance with GAAP and (iv) all Inventory located at the Leased Properties is owned by Licensed Entity and is not held by the Licensed Entity (on consignment or otherwise) for or on behalf of any other Person. Except for damaged, obsolete or otherwise unsaleable or excess Inventory, all of the Inventory is usable in the ordinary course of business. The levels of the Inventories on the Effective Date are consistent with the levels of Inventory that have been maintained by the Licensed Entity before the Effective Date in the normal course of business and consistent with past practices in light of seasonal adjustments, market fluctuations and the requirements of customers of the Licensed Entity, except as contemplated by this Agreement or discussed between the Parties. No recalls or withdrawals of products developed, produced, distributed or sold by the Licensed Entity have been required or suggested by any Seller, the Licensed Entity or any Governmental Authority with respect to the products supplied by the Licensed Entity, and no facts or circumstances exist that could reasonably be expected to result in any such recall or withdrawal. All Inventory purchased by the Licensed Entity from third parties was, to the Knowledge of Sellers, cultivated, harvested, produced, tested, handled and delivered in accordance with all applicable Law in all material respects, and was purchased from suppliers duly licensed by the applicable Governmental Authority to cultivate, harvest and produce such products. The Licensed Entity has not used any substance, including pesticides, prohibited by Laws applicable in the State of Arizona and the localities therein in which the Licensed Entity operates, in any prohibited amount at any stage of the cultivation, harvesting, handling, processing, storage or delivery of Inventory.

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(b) No products manufactured, marketed or sold by the Licensed Entity have been recalled or withdrawn (whether voluntarily or otherwise) at any time during the past three (3) years (for purposes of this Section, a product shall have been recalled or withdrawn if all or a substantial number of products in a product line were recalled or withdrawn); and (ii) no Actions (whether completed or pending) at any time during the past three (3) years have been initiated seeking the recall, withdrawal, suspension or seizure of any product sold by the Licensed Entity in connection with the Business.

(c) All Inventory has been tested in accordance with AMMA and has passed all necessary testing standards promulgated by AZDHS prior to being placed for sale in the Dispensary or sold wholesale by the Licensed Entity since August 1, 2022. There are no statements, citations or decisions issued by any Governmental Authority or any third party testing laboratory asserting that any product of the Licensed Entity offered for sale is or was unsafe, or that it failed to meet any testing standards promulgated by such Governmental Authority or applicable to such testing laboratory, nor have there been any mandatory or voluntary recalls of any such product of the Licensed Entity. There has been no pattern of defects in the growth or manufacture of any product sold or manufactured by the Licensed Entity in connection with the Business nor any fact relating to any such product that may impose a duty on the Licensed Entity to recall any product or warn any customer of a defect in any product.

Section 3.12 Accounts Receivable. To the Seller’s Knowledge, the Accounts Receivable (a) have arisen from bona fide transactions entered into by the Licensed Entity involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of the Licensed Entity not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

Section 3.13 Legal Proceedings; Governmental Orders.

(a) Other than the Whitestar Litigation or as otherwise as set forth in Section 3.13 of the Disclosure Schedule, there are no Actions pending or, the Sellers’ knowledge, threatened (a) against or by the Licensed Entity (or any Seller or any Affiliate thereof with respect to the Business or the Licensed Entity) or (b) against or by any Seller or the Licensed Entity or any Affiliate of any Seller that challenges or seeks to prevent, enjoin or otherwise delay the Transaction. To Seller’s Knowledge, except for the Whitestar Litigation and as disclosed in Section 3.13 of the Disclosure Schedule, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against the Licensed Entity or the Business or, with respect to the Business, any Seller or their properties or assets.

Section 3.14 Compliance with Laws; Permits. During the Seller Operational Period:

(a) The Licensed Entity has complied in all material respects with all Laws applicable to it or the Business.

(b) All Permits required for the Sellers and the Licensed Entity to conduct the Business, including the Dispensary Licenses, have been obtained by the Sellers and the Licensed Entity, as applicable, are valid and in full force and effect. All fees and charges with respect to such Permits that will be due and payable prior to the Closing Date have been paid in full. Section 3.14 of the Disclosure Schedule lists all current Permits issued to the Licensed Entity, including the names of the Permits and their respective dates of issuance and expiration. Other than as set forth in Section 3.14 of the Disclosure Schedule, no Seller has received any written notice from any Governmental Authority to the effect that, or has otherwise been advised that, either any Seller (solely with respect to the Business) or the Licensed Entity is not in compliance with any applicable Permit and, to Sellers’ Knowledge, no event has occurred that, with or without notice or lapse of time or both (including after the Closing), would reasonably be expected to result in the notice of deficiency (except where cured prior to inspection by the AZDHS), revocation, suspension, lapse or limitation of any Permit.

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(c) None of the Sellers, the Licensed Entity nor any of their respective equity owners, directors, officers, agents, employees, affiliates, or other person associated with or acting on behalf of any of them has (i) used any company funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government or regulatory official or employee; (iii) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; or (iv) violated or is in violation of any provision of (x) the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, or (y) any other anti-bribery or anti-corruption statute or regulation. The Licensed Entity and the Sellers have instituted and maintained and enforced policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

(d) The Sellers and the Licensed Entity operate in compliance in all material respects with the United States Department of Justice guidance to United States Attorneys regarding enforcement priorities for prosecuting marijuana-related crimes, as set forth in that certain memorandum dated August 29, 2013, issued by Deputy Attorney General James Cole (the “2013 Cole Memo”). As part of its compliance with the 2013 Cole Memo, the Sellers have used commercially reasonable efforts to ensure that the Licensed Entity does not: (a) distribute marijuana to minors; (b) direct revenue from the sale of marijuana to criminal enterprises, gangs, and cartels, or otherwise have any involvement with such groups; (c) divert marijuana from states where it is legal under state law in some form to other states; (d) use state-authorized marijuana activity as a cover or pretext for the trafficking of other illegal drugs or other illegal activity; (e) use violence or firearms in the cultivation and distribution of marijuana; (f) contribute to drugged driving and the exacerbation of other adverse public health consequences associated with marijuana use; (g) grow or possess marijuana on public lands; or (h) promote marijuana possession or use on federal property.

(e) The Licensed Entity has complied in all material respects with all applicable and material contractual and legal requirements pertaining to information privacy and security. To the Knowledge of Sellers, no complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or threatened against the Licensed Entity. The Sellers are unaware of any: (i) material unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Licensed Entity or (ii) material breach of the Licensed Entity’s security procedures wherein confidential information has been disclosed to a third person.

Section 3.15 Environmental Matters.

(a) The Licensed Entity is, and has been, in compliance in all material respects with all Environmental Laws.

(b) Neither the Sellers nor the Licensed Entity has received any notice, demand, letter, claim or request for information relating to the Real Property alleging a violation of or liability under any Environmental Law.

(c) There has been no disposal or release of Hazardous Materials in, under, from or about the Real Property which would reasonably be expected to result in a Material Adverse Effect.

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(d) The Sellers have provided or otherwise made available to Buyer copies of all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments and similar documents with respect to the Real Property which are in the possession or control of the Sellers or the Licensed Entity.

Section 3.16 [Reserved].

Section 3.17 Employment Matters. Section 3.17 of the Disclosure Schedule contains a list of all individuals who are employees, independent contractors or consultants of MME AZ and who provide services to the Business, including employees who are on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; and (iv) except for employees who are paid on an hourly basis, current annual base compensation rate. All of the individuals who provide employment services primarily with respect to the Business are employed by MME AZ. To the Knowledge of the Sellers, (a) the Licensed Entity is in compliance in all material respects with all Laws applicable to it pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance, (b) MME AZ is in compliance in all material respects with applicable employee licensing requirements, (c) each employee who is required to have a license or approval under Law maintains such a license or approval in current and valid form, (d) each consultant, contractor or other nonemployee service provider of the Licensed Entity who is required to have a license or approval under Law maintains such a license or approval in current and valid form and (e) there are no incidents or events that occurred prior to the Effective Date could give rise to any employer liability for the Licensed Entity after the Effective Date.

Section 3.18 Taxes. During the Seller Operational Period, except as set forth in Section 3.18 of the Disclosure Schedule:

(a) All material Tax Returns required to be filed on or before the Closing Date by the Licensed Entity have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. Other than as described in clause (h) below, neither the Licensed Entity, nor any Seller on behalf of the Licensed Entity, has filed any amended tax returns in the six (6) months immediately preceding the Effective Date. The amount of outstanding Taxes due and payable by the Licensed Entity prior to the Closing Date has been disclosed to Buyer. All Taxes due and owing by the Licensed Entity (whether or not shown on any Tax Return) prior to the Closing Date for income required to be recognized for tax purposes have been, or before the Closing Date will be, timely paid when due and payable (if due and payable on or before the Closing Date).

(b) The Sellers and the Licensed Entity have each withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has been made by any taxing authority in any jurisdiction where any Seller or the Licensed Entity does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any Seller or the Licensed Entity.

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(e) All deficiencies asserted, or assessments made, against any Seller Company or the Licensed Entity as a result of any examinations by any taxing authority have been fully paid.

(f) Neither any Seller nor the Licensed Entity is a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(g) The Licensed Entity is not bound by and does not have any obligation under or potential liability with respect to any Tax allocation, Tax sharing or Tax indemnification agreement or similar contract or arrangement. Neither any Seller nor the Licensed Entity has been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. Neither any Seller nor the Licensed Entity has any liability for Taxes of any Person (other than the Business) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract, or otherwise.

(h) The Sellers have delivered to Buyer (or caused the delivery to Buyer of) copies of (i) the federal and Arizona state income Tax Returns for the Licensed Entity filed, and statements of deficiencies assessed against, or agreed to by, the Licensed Entity, with respect to the calendar years ended December 31, 2020 and December 31, 2021, (ii) the federal and Arizona state amended income Tax Returns for the Licensed Entity filed with respect to the calendar year ended December 31, 2021, and (iii) the federal and Arizona state income Tax Returns for the Licensed Entity filed with respect to the short taxable period commencing on January 1, 2022 and ending on June 25, 2022.

(i) There are no Encumbrances for Taxes other than Permitted Encumbrances upon the business or assets of any Seller and the Licensed Entity.

(j) None of the Sellers or the Licensed Entity is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(k) The Licensed Entity will not be required to include any amount in, or exclude any item of deduction from, income for any Tax period ending after the Closing Date as a result of a change in accounting method for any Pre-Closing Tax period or pursuant to any agreement with any Tax authority with respect to any such Pre-Closing Tax Period. The Licensed Entity will not be required to include in any Tax period or portion thereof after the Closing Date any income that accrued in a Pre-Closing Tax Period but was not recognized in any Pre-Closing Tax Period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting or the cash method of accounting or as a result of the receipt of any prepaid amounts.

(l) None of the Sellers nor the Licensed Entity has consummated or participated in, and is not currently participating in, any transaction which was or is a “Tax shelter,” “listed transaction” or “reportable transaction” as defined in Sections 6662, 6662A, 6011, 6012, 6111 or 6707A of the Code or the Treasury Regulations promulgated thereunder, including transactions identified by the IRS by notice, regulation or other form of published guidance as set forth in Treasury Regulation § 1.6011-4(b)(2).

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Section 3.19 Insurance. Section 3.19 of the Disclosure Schedule sets forth a true and complete list of all current policies or binders of insurance maintained by the Licensed Entity, any Seller or their respective Affiliates and relating to the assets, business, operations, employees, officers, shareholders and directors of the Licensed Entity (collectively, the “Insurance Policies”). Such Insurance Policies: (a) are in full force and effect; (b) are valid and binding in accordance with their terms; (c) are provided by carriers who are financially solvent; and (d) have not been subject to any lapse in coverage. Neither any Seller nor the Licensed Entity, has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid. Neither any Seller nor the Licensed Entity is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Licensed Entity and are sufficient for compliance with all applicable Laws and Contracts to which the Licensed Entity is a party or by which it is bound. Except as disclosed on Section 3.19 of the Disclosure Schedule, there will be no material retrospective insurance premiums or charges or any other similar adjustment on or with respect to any of the Insurance Policies for any period or occurrence through the Closing Date.

Section 3.20 Books and Records. The minute books and records of the Licensed Entity, which are in the possession of Sellers and have been made available to Buyer, are complete and correct in all material respects.

Section 3.21 Related Party Transactions. There are no contracts or transactions between the Licensed Entity, on the one hand, and Seller Parent, any Seller or any of their respective officers, directors, key employees or Affiliates, on the other hand, other than (a) the Management Agreements, (b) the Payroll Processing Agreement, (c) any implied or express grants of licenses or rights to use Seller Intellectual Property, (d) the payment of salaries and bonuses for services rendered and the provision of employee benefits, (e) reimbursement of customary and reasonable expenses and (f) as set forth in Section 3.21 of the Disclosure Schedule (each, a “Related Party Transaction”).

Section 3.22 Brokers. Except as set forth in Section 3.22 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller.

ARTICLE IV

Representations and Warranties of Buyer

Buyer hereby represents and warrants to the Sellers as of the Effective Date and the Closing Date as follows:

Section 4.01 Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Arizona and has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the Transaction have been duly authorized by all requisite corporate action by each of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) the discretion that a court may exercise in the granting of extraordinary remedies such as specific performance and injunction.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the consummation of the Transaction do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation or certificate of formation, bylaws or other organizational documents of Buyer or their Affiliates; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer or their Affiliates; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer or their Affiliates are a party.

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Section 4.03 Governmental Approvals and Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Buyer or their Affiliates in connection with the execution and delivery of this Agreement and any other Transaction Document to which the Buyer or their Affiliates are a party or the consummation of the Transaction.

Section 4.04 No Cease Trade Orders. Neither Buyer nor any of its directors, officers, managers, managing members or promoters is subject to any cease trade or other order of any securities or Governmental Authority and no investigation or other proceedings involving Buyer or any of their directors, officers, managers, managing members or promoters are currently in progress or pending before any securities or Governmental Authority.

Section 4.05 Sufficiency of Funds. Buyer has cash on hand or available funds from its Affiliates sufficient to enable Buyer to satisfy all of its financial obligations under this Agreement and the other Transaction Documents.

Section 4.06 Investment Decision. Buyer has had an opportunity to discuss the business, operations, management and financial and other affairs of the Licensed Entity with the management of the Sellers and the Licensed Entity and to inspect the Dispensary and the Cultivation Facility. Buyer has substantial experience in evaluating, investing, and/or acquiring companies in the Sellers’ industry, and has such knowledge and experience in financial or business matters so that it is capable of evaluating the merits and risks of the Transaction and protecting its own interests.

Section 4.07 Legal Proceedings. There are no Actions pending or threatened against or by Buyer or any of their Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may reasonably give rise or serve as a basis for any such Action.

Section 4.08 Solvency. Immediately following the Closing, Buyer will be Solvent.

Section 4.09 Buyer Parent. Retail Facilities Parent owns 100% of the equity ownership interests in Buyer.

Section 4.10 Buyer POBM’s. Any individual who shall serve as a Buyer POBM effective on or at any time after the AZDHS Approval Issue Date shall have an active Marijuana Facility Agent License or an active Dispensary Agent Card and shall be in good standing with AZDHS.

Section 4.11 Brokers. Except for CLD Advisory LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer or its Affiliates.

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ARTICLE V

Covenants

Section 5.01 Conduct of Business Prior to the Closing. Between the Effective Date and the earlier of the termination of this Agreement and the Closing (the “Interim Period”), except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), the Sellers shall cause the Licensed Entity to: (a) conduct the Business in the ordinary course of business consistent with recent practice; (b) preserve and maintain all of its material Permits; (c) pay all debts and Taxes when due; (d) comply in all material respects with all applicable Laws; (e) pay or perform other obligations in the ordinary course of the Business; (f) not to modify, terminate or transfer the Management Agreements, and (g) use all commercially reasonable efforts, consistent with past practices and policies, to preserve its present business organizations, keep available the services of its employees, preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. During the Interim Period, the Sellers will promptly notify Buyer of any event or occurrence of which it receives knowledge, and that the Sellers reasonably believe would have a Material Adverse Effect.

Without limiting the generality of the foregoing, as expressly contemplated by this Agreement, during the Interim Period, the Sellers will not permit the Licensed Entity to do any of the following without the prior written consent of Buyer:

(a) adopt or propose any change to its organizational documents;

(b) merge or consolidate with any other Person or acquire equity interests or assets of any other Person or effect any business combination, recapitalization or similar transaction;

(c) sell, lease, license, encumber or otherwise dispose of any material amount of assets, securities or other property, individually or in the aggregate, in excess of $50,000, except for sales of Inventory;

(d) create or incur any consensual Encumbrance on any of its assets;

(e) make any loan, advance or capital contribution to or investment in any other Person other than trade credit in the ordinary course of the Business;

(f) make any capital expenditure in an amount in excess of $200,000;

(g) [Reserved];

(h) enter into any new employment agreement or collective bargaining agreement or commitment to or with any employee;

(i) enter into any new Related Party Transaction;

(j) terminate or amend any Material Contract other than as may be required in connection with the Closing or as mutually agreed by the Parties;

(k) enter into any settlement with respect to any Action against or relating to it;

(l) change any method of accounting or accounting principles or practice or cash management practices;

(m) transfer any Dispensary Licenses to a third party; or

(n) agree or commit to do any of the foregoing.

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Section 5.02 Access to Information. During the Interim Period, the Sellers shall, and shall cause the Licensed Entity to, (a) reasonably afford Buyer and its Representatives access to and the right to inspect all of their Real Property, properties, assets, premises, books and records, Contracts and other documents and data; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Sellers and the Licensed Entity as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Sellers and the Licensed Entity to cooperate with Buyer in its investigation of the Sellers and the Licensed Entity.

Section 5.03 EBA Lease Guaranties. Buyer acknowledges that Seller Parent has executed and delivered the EBA Lease Guaranties. The Parties have agreed not to approach the EBA Landlord to request that Seller Parent be replaced with Buyer Parent as the guarantor under the EBA Lease Guaranties and the EBA Lease Guaranties shall remain in place from and after the Closing. In consideration therefor, Buyer Parent shall execute and deliver the Buyer Parent Indemnification Agreement to Seller Parent at the Closing. If, after the Closing Date, the EBA Landlord is willing to accept the replacement of Seller Parent with Buyer Parent as the guarantor under the EBA Lease Guaranties and fully release Seller Parent from its obligations under the EBA Lease Guaranties, the Parties shall mutually cooperate with one another and use their reasonable best efforts to effectuate such transactions.

Section 5.04 Confidentiality. Each of the Parties shall hold, and shall use its commercially reasonable best efforts to cause its officers, directors, managers, members, employees, Representatives and Affiliates to hold, in strict confidence from any Person, unless (a) compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated by this Agreement from any Court or Governmental Authority) or by other requirements of Law, or (b) disclosed in an Action brought by a Party in pursuit of its rights or in the exercise of its remedies, all documents and information concerning any other Party or any of its Affiliates furnished to it by any other Party or such other Party’s officers, directors, managers, managing members and agents in connection with this Agreement or the Transaction (collectively, “Confidential Information”), except to the extent that such documents or information can be shown to have been (i) previously known by the Party receiving such documents or information, (ii) in the public domain (either prior to or after the furnishing of such documents or information) through no fault of such receiving party or (iii) later acquired by the receiving Party from another source if the receiving party is not aware and should not reasonably expect that such source is under an obligation to another Party to keep such documents and information confidential. Notwithstanding the foregoing, in the event of disclosure pursuant to clause (a) or (b) above, the Party required to disclose any documents or information shall (x) provide the Party whose information is to be disclosed with prompt notice of such requirement prior to disclosure to the extent permissible by Law, (y) provide the Party whose information is to be disclosed with reasonable information and assistance so that such Party can take reasonable measures to protect the information from disclosure and (z) use good faith efforts to limit what is disclosed to the maximum extent permissible under Law. The Parties agree not to use any Confidential Information of another Person for any purpose other than complying with obligations under this Agreement and completing the transactions contemplated by this Agreement. The Parties further agree that they shall only disclose Confidential Information to their officers, directors, managers, members, employees, Representatives and Affiliates on a “need-to-know” basis in connection with the purposes described in the preceding sentence. Notwithstanding anything else in this Section 5.04 to the contrary, any receiving Party may disclose Confidential Information to a third party with the prior written consent of the disclosing Party.

Section 5.05 Deposit of Unwind Documents. Within two (2) Business Days after the Effective Date, the Parties shall cause originally signed copies of the Unwind Documents to be delivered to the Escrow Agent for deposit into the Escrow Account.

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Section 5.06 Regulatory Approvals; Effectiveness of Change in POBM Documents. From the Effective Date until Closing, the Parties shall take all such actions as may be necessary to cause the AZDHS to approve the Change in POBM’s. Without limiting the generality of the foregoing:

(a) Within two (2) Business Days after the Effective Date, the Parties shall cause the Change in POBM Documents to be duly executed and delivered to the Sellers.

(b) Within two (2) Business Days after the Effective Date, the Sellers shall cause:

(i) An “Officer/Director/Shareholder Change” form, or equivalent electronic filing, to be submitted to the ACC through the ACC’s eCorp online system to obtain the ACC Approval; and

(ii) A “Information Update Application” form, or equivalent electronic filing, together with applicable Change in POBM Documents, to be submitted to the AZDHS through the AZDHS Facility Licensing Portal to obtain the AZDHS Approval.

(c) Notwithstanding anything to the contrary contained herein or otherwise, the Parties acknowledge that one or more Regulatory Approvals may be issued by the ACC or the AZDHS prior to the Closing Date. In the event that any such Regulatory Approvals shall be issued prior to the Closing Date, the Parties hereby agree that, whether or not any such Regulatory Approvals shall be deemed legally effective under applicable Law upon issuance, none of the Change in POBM Documents shall be deemed effective as between or among the Parties unless and until all other closing conditions set forth in Article VII shall have been satisfied (or waived) and the Closing shall have occurred, at which time the Change in POBM Documents shall become legally effective as between or among the Parties at the Closing. If the Closing shall not occur, the Change in POBM Documents shall be deemed null and void and of no force or effect, and Buyer shall cooperate with the Sellers, and shall take all such actions and execute all such documents as may be requested by the Sellers to reverse the effects of the Change in POBM Documents, including with respect to the records of the ACC and AZDHS.

Section 5.07 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), neither Buyer, the Sellers or their respective Affiliates shall make any public announcements in respect of this Agreement or the Transaction or otherwise communicate with any news media without the prior written consent of the other parties (which consent shall not be unreasonably withheld, delayed or conditioned). To the extent any public announcement is required to be made by Buyer, the Sellers or their respective Affiliates under applicable Law, the Parties shall use their good faith commercially reasonable efforts to agree on the contents of such announcement prior to the issuance thereof. Without limiting the generality of the foregoing, prior to the Closing, the Parties shall mutually prepare a public announcement relating to this Agreement and the Transaction for use by the Parties in connection with the Effective Date.

Section 5.08 Seller Intellectual Property. The Parties acknowledge that the Sellers or their respective Affiliates granted the Licensed Entity a license and rights to use the Seller Intellectual Property in connection with its ownership and operation of the Business. At the Closing, except as set forth in the IP Assignment and Termination Agreement with respect to Customer Data (as defined therein), any and all licenses and other rights to use the Seller Intellectual Property granted by the Sellers or any of their Affiliates to the Licensed Entity, whether oral or written, will be terminated in their entirety. From and after the Closing, neither Buyer nor any of its Affiliates shall, and shall not permit the Licensed Entity to, use any Seller Intellectual Property in any manner whatsoever. The Sellers and their Affiliates reserve all right, title and interest in and to the Seller Intellectual Property, and nothing in this Agreement or otherwise shall be construed as the grant of a license or other right of any kind granted by the Sellers or any of their Affiliates to use the Seller Intellectual Property, or own any interest therein. On the Closing Date, Buyer shall immediately remove or sufficiently cover all references to “MedMen,” any similar name or term, and all other Seller Intellectual Property from the signage used by the Licensed Entity at the Dispensary or the Cultivation Facility or in the conduct of the Business, including any references to “MedMen,” or any similar name or term, on the website(s), social media accounts, marketing, promotions, advertising and instructional materials of or controlled by the Licensed Entity, and shall not indicate or imply in any way any association or affiliation with, or endorsement by, the Sellers or any of their Affiliates.

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Section 5.09 Employees. The Parties acknowledge that pursuant to the Payroll Processing Agreement, MME AZ provides all payroll services for, and employs, substantially all of the individuals who provide employment or other services at the Dispensary and the Cultivation Facility. Prior to the Closing, Buyer or its Affiliate will interview and offer employment to those employees of MME AZ that it seeks to hire effective as of the Closing. Buyer shall provide to the Sellers a list of those employees who have been offered such employment no later than two (2) Business Days prior to the Closing Date. Those employees who accept Buyer’s offer of employment and commence working for Buyer on the Closing Date shall hereafter be referred to as the “Hired Employees.”

Section 5.10 Cultivation Inventory. Within three (3) Business Days after the Effective Date, (a) the Sellers shall provide Buyer with all testing documentation and Inventory reconciliation for the Inventory located at the Cultivation Facility and (b) the Sellers and Buyer shall coordinate for Buyer to enter the Cultivation Facility to review the Inventory thereat for the purposes of reasonably confirming the status of such Inventory.

Section 5.11 Further Assurances. Each of the Parties shall, and shall cause its Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and effectuate the Transaction.

Section 5.12 Retention of Copies of Books and Records. The Parties agree that the Sellers shall provide to Buyer copies of all Books and Records of the Licensed Entity existing on the Closing Date and the Parties may use such Books and Records on a non-exclusive basis to the extent necessary in its sole discretion. Notwithstanding the foregoing, if after the Closing the Sellers cannot locate copies of any Books and Records in connection with a business purpose that the Sellers had previously provided to Buyer and Buyer is able to locate and access such requested Books and Records, the Sellers or their Affiliates shall have the right to inspect and to make copies (at their own expense) of the same at any time upon reasonable request during normal business hours and upon reasonable notice for any proper purpose and without undue interference. After the Closing, the Sellers will use their commercially reasonable efforts to provide additional information related to the Books and Records, as may be reasonably requested by Buyer, or the location of documents and information in support of the Books and Records to the extent the Sellers have such additional information or are aware of the same.

Section 5.13 Pre-Closing Information. The Sellers agree that their obligation to disclose any material information that was not previously disclosed in the Disclosure Schedule shall continue up until the Closing. Until the Closing, the Sellers shall continuously respond to any reasonable additions to those requests necessary to substantiate the accuracy of said disclosure.

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Section 5.14 Change of POBM’s Post-AZDHS Approval.

(a) If one or more individuals who shall serve as a Buyer POBM of the Licensed Entity on or after the AZDHS Approval Issue Date shall no longer serve in such capacity thereafter, whether by resignation, retirement, death, replacement, removal or otherwise, Buyer shall cause each such individual to deliver to the Escrow Agent for deposit into the Escrow Account as an Unwind Document: (i) so long as such individual has not passed away, (A) a letter of resignation, in form and substance satisfactory to the Sellers, duly executed by each such individual and dated the effective date of resignation, (B) an accompanying Attestation Form, duly executed by each such individual, and (ii) an amendment to the then-existing Bylaws of the Licensed Entity amending the POBM’s named therein, in form and substance satisfactory to the Sellers, duly executed by an authorized officer of the Licensed Entity.

(b) If, at any time on or after the AZDHS Approval Issue Date, it is proposed that one or more additional individuals serve as a POBM of the Licensed Entity, Buyer shall (i) ensure that each such individual shall hold an active Marijuana Facility Agent License or an active Dispensary Agent Card and be in good standing with AZDHS and (ii) deliver to the Escrow Agent for deposit into the Escrow Account as an Unwind Document, with copies delivered to the Sellers: (A) a letter of resignation from each such individual, executed by such individual, (B) an accompanying Attestation Form from each such individual, executed by such individual, and (C) an amendment to the then-existing Bylaws of the Licensed Entity amending the POBM’s named therein, duly executed by an authorized officer of the Licensed Entity, in each case in form and substance satisfactory to the Sellers, to be held by the Escrow Agent as an Unwind Document.

(c) The Parties agree that Section 5.14(b) shall have no effect after the payment in cash in full of the Seller Notes and delivery of the Note Repayment Notice (as defined in the Escrow Agreement) to the Escrow Agent.

Section 5.15 Certain Accounts Receivable and Inventory Arrangements.

(a) [Reserved.]

(b) Seller-Retained Accounts Receivable; Remittance to Sellers.

(i) The Sellers shall have the right to collect, receive and retain without condition any and all Seller-Retained Accounts Receivable outstanding as of the Closing Date. Prior to the Closing, the Parties shall cooperate with one another to identify such Seller-Retained Accounts Receivable.

(ii) After the Closing, the Sellers may take any commercially reasonable actions that it deems necessary or appropriate in its sole discretion at its sole expense to collect and receive all Seller-Retained Accounts Receivable, and Buyer agrees to assist the Sellers, at Buyer’s expense, to receive, and shall deposit any proceeds it receives from, all such Seller-Retained Accounts Receivable.

(iii) On the first (1st) and fifteenth (15th) day of each calendar month following the Closing Date, Buyer shall, at Buyer’s expense, remit to the Sellers any proceeds Buyer has received on account of any Seller-Retained Accounts Receivable prior to the third (3rd) day before the applicable remittance date, without any deduction, offset, withholding or otherwise, by wire transfer in immediately available funds to one account designated by the Sellers; provided, however, if the first (1st) or fifteenth (15th) day of any such calendar month falls on a day that is not a Business Day, the applicable date of remittance shall be made on the immediately succeeding Business Day.

(iv) Buyer agrees to provide from time to time, at the request of the Sellers, such invoices, correspondence and other documentation as may be reasonably requested by the Sellers with respect to Seller-Retained Accounts Receivable or the collection thereof.

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(v) The right of the Sellers to collect the Seller-Retained Accounts Receivable under this Section 5.15(b) shall cease on the first anniversary of the Closing Date.

Section 5.16 Payment of Accounts Payable. Within thirty (30) days after the Closing Date, Buyer shall pay, or shall cause the Licensed Entity to pay, to each of the vendors of the Licensed Entity listed in Section 5.16 of the Disclosure Schedule the total amount set forth opposite such vendor’s name, without any discount.

Section 5.17 Declaration of Restrictions. The Sellers shall use its commercially reasonable efforts to obtain confirmation of compliance with the Declaration of Restrictions applicable to the Leased Properties, respectively.

ARTICLE VI

Tax Matters

Section 6.01 Tax Covenants.

(a) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Taxes and any other similar Tax), if any, shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by the Sellers, when due. The Party that is required under applicable Law to file any Tax Return or other document with respect to such Taxes or fees shall, at its own expense, timely file such Tax Return or other document (and the other Parties shall cooperate with respect thereto and join in the execution of such Tax Returns to the extent required by applicable Law).

(b) Except as set forth in Section 3.18 of the Disclosure Schedule or Section 3.18, without the prior written consent of Buyer, no Seller shall, to the extent it may affect or relate to the Business: (i) make, change or rescind any Tax election, (ii) amend any Tax Return, or (iii) take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Licensed Entity in respect of any Post-Closing Tax Period.

(c) Buyer, the Licensed Entity and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention, and (upon the other party’s request) the provision, of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, that the party requesting assistance shall pay the reasonable out-of-pocket expenses incurred by the party providing such assistance; provided, further, no party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business and operations of such party. Buyer, the Licensed Entity, or the Sellers (as the case may be) shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Licensed Entity for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Furthermore, Buyer, the Licensed Entity and the Sellers further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

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(d) The Parties agree that after the Closing, Buyer shall be responsible for preparing all federal and Arizona Tax Returns of the Licensed Entity for the 2023 Fiscal Year and the 2024 Fiscal Year (which shall include the 2024 Pre-Closing Tax Period) (the “Buyer-Prepared Tax Returns”).

(e) Prior to or on the Closing Date, the Sellers agree to pay, or to cause to be paid, (i) the outstanding total amount of Arizona marijuana excise taxes through August 31, 2023 disclosed under item 3 of Section 3.18 of the Disclosure Schedule and any additional Arizona marijuana excise taxes that accrue after August 31, 2023 and before the Closing Date and (ii) any Arizona transaction privilege taxes through August 31, 2023 disclosed under item 4 of Section 3.18 of the Disclosure Schedule, if any, and any additional Arizona transaction privilege taxes that accrue after August 31, 2023 and before the Closing Date.

ARTICLE VII

CLOSING; Conditions to Closing

Section 7.01 Closing. Subject to the terms and conditions of this Agreement, the closing of the Transaction contemplated by this Agreement (the “Closing”) shall be effected by electronic mail or facsimile, by overnight courier service or by physical exchange of documentation within three (3) Business Days after the date of receipt of all Regulatory Approvals or such other date and time as may be mutually agreed upon by the Parties, provided that the conditions set forth in this Article VII have been satisfied (or waived) at such time or prior thereto. The day upon which the Closing takes place shall be referred to as the “Closing Date.” The Parties agree to act in good faith and take all such actions as may be necessary to consummate the Transaction in accordance with the terms of the Agreement.

Section 7.02 Conditions to Obligations of All Parties. The obligations of each of the Parties to consummate the Transaction shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Restraint. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect as of the Closing and has the effect of making the Transaction contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such Transaction or causing any part of the Transaction contemplated hereunder to be rescinded following completion thereof.

(b) Regulatory Approvals. All Regulatory Approvals required to consummate the Transaction have been issued, including the AZDHS Approval and the ACC Approval.

Section 7.03 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transaction shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of the Sellers in Article III that are qualified as to materiality or words of similar import shall be true and correct in all respects, and those representations and warranties not so qualified shall be true and correct in all material respects, on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

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(b) The Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) The Sellers shall have delivered to Buyer the following documents:

(i) The Assignment and Assumption Agreement, dated as of the Closing Date and duly executed by the Sellers;

(ii) The Termination of Payroll Processing Agreement, dated as of the Closing Date and duly executed by MME AZ and the Licensed Entity;

(iii) An assignment and assumption agreement with respect to the premises located at 4220 E. McDowell Road, Suites 101, Mesa, Arizona, and landlord consent thereto, in form and substance reasonably satisfactory to the Parties, duly executed by Seller Parent and Otto Trucking, Inc., as landlord thereunder;

(iv) An assignment and assumption agreement with respect to the premises located at 4220 E. McDowell Road, Suites 103, Mesa, Arizona, and landlord consent thereto, in form and substance reasonably satisfactory to the Parties, duly executed by Seller Parent and Otto Trucking, Inc., as landlord thereunder; and

(v) such other agreements, documents, instruments or certificates as may be reasonably requested by Buyer to effectuate the Transaction.

(d) Seller Closing Certificates. The Sellers shall have delivered (or caused to be delivered) to Buyer:

(i) An officer’s certificate of the Sellers, in form and substance reasonably satisfactory to Buyer, dated the Closing Date and signed by a duly authorized officer or manager of the Sellers, certifying that each of the conditions set forth in Section 7.04(a) and Section 7.04(b) have been satisfied; and

(ii) A manager’s certificate of the Sellers, in form and substance reasonably satisfactory to the Sellers, dated the Closing Date and signed by the manager of the Sellers, certifying that attached thereto are true and complete copies of all organizational documents of the Sellers and resolutions duly adopted by or on behalf of the Sellers authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the Transaction, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transaction; and

(iii) Resolutions duly adopted by the Board of Directors of the Licensed Entity, certified by Chief Executive Officer of the Licensed Entity, authorizing and approving the execution, delivery and performance of the Transaction Documents (other than the Collateral Documents) to which the Licensed Entity is a party and the consummation of the transactions contemplated thereby.

(e) Material Adverse Effect. Since the Effective Date, no Material Adverse Effect will have occurred.

(f) Transaction Fees. The Sellers shall have paid all fees, costs and expenses incurred by or on behalf of them in connection with the preparation, execution and delivery of this Agreement and the consummation of the Transaction.

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(g) Release of Escrowed Funds. The Sellers shall have delivered to the Escrow Agent a signed counterpart to the Escrow Closing Notice instructing the Escrow Agent to release the Escrowed Funds to the Persons designated therein.

Section 7.04 Conditions to Obligations of Sellers. The obligations of the Sellers to consummate the Transaction as contemplated by this Agreement shall be subject to the fulfillment or the Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer in Article IV that are qualified as to materiality or words of similar import shall be true and correct in all respects on and as of the Closing Date, and the representations and warranties of Buyer in Article IV of the Assignment Agreement that are not so qualified shall be true and correct in all material respects on and as of the Closing Date, with the same effect as though made on and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Covenants. Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Release of Escrowed Funds. Buyer shall have delivered to the Escrow Agent a signed counterpart to the Escrow Closing Notice instructing the Escrow Agent to release the Escrowed Funds to the Sellers and the other Persons as designated therein.

(d) Closing Documents. Buyer shall have delivered to the Sellers the following documents:

(i) The Assignment and Assumption Agreement, dated the Closing Date and duly executed by Buyer;

(ii) The Seller Notes, dated the Closing Date and duly executed by Buyer;

(iii) The Equity Pledge Agreement, dated the Closing Date and duly executed by Retail Facilities Parent;

(iv) The Security Agreement, dated the Closing Date and duly executed by Buyer and the Licensed Entity;

(v) [Reserved];

(vi) The Termination of Payroll Processing Agreement, dated as of the Closing Date and duly executed by MME AZ and the Licensed Entity;

(vii) The IP Assignment and Termination Agreement, dated as of the Closing Date and duly executed by MME USA, the Sellers, MME AZ and the Licensed Entity;

(viii) The Termination of Payroll Processing Agreement, dated as of the Closing Date and duly executed by MME AZ and the Licensed Entity;

(ix) The documents described in clauses (iii) and (iv) of Section 7.3(c), duly executed by Buyer and Otto Trucking, Inc., a landlord thereunder;

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(x) The Buyer Parent Indemnification Agreement, dated the Closing Date and duly executed by Buyer Parent; and

(xi) Such other agreements, documents, instruments or certificates as may be reasonably requested by the Sellers to effectuate the Transaction.

(e) Buyer Closing Certificates. Buyer shall have delivered (or caused to be delivered) to the Sellers:

(i) An officer’s certificate of Buyer, in form and substance reasonably satisfactory to the Sellers, dated the Closing Date and signed by the manager of Buyer, certifying that each of the conditions set forth in Section 7.04(a) and Section 7.04(b) have been satisfied;

(ii) A manager’s certificate of Buyer, in form and substance reasonably satisfactory to the Sellers, dated the Closing Date and signed by the manager of Buyer, certifying that attached thereto are true and complete copies of the organizational documents of Buyer and all resolutions duly adopted by the manager, managing member or board of managers, as applicable, by or on behalf of Buyer authorizing and approving the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transaction, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transaction; and

(iii) A manager’s certificate of Buyer, in form and substance reasonably satisfactory to the Sellers, dated the Closing Date and signed by the manager of Buyer, certifying that attached thereto are true and complete copies of all resolutions duly adopted by the Board of Directors of the Licensed Entity, certified by Chief Executive Officer of the Licensed Entity, authorizing and approving the execution, delivery and performance of any and all Collateral Documents to which the Licensed Entity is a party and the consummation of the transactions contemplated thereby.

ARTICLE VIII

Survival; Indemnification

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein survive the Closing until the eighteen (18) month anniversary of the Closing Date; provided, however, that (a) the representations and warranties of (i) the Sellers in Section 3.01 (Organization and Authority of Sellers), Section 3.02 (Organization and Authority of the Licensed Entity), Section 3.13 (Legal Proceedings; Governmental Orders) and Section 3.22 (Brokers) and (ii) Buyer in Section 4.01 (Organization and Authority of Buyer), Section 4.02 (Governmental Approvals and Consents), Section 4.07 (Legal Proceedings) and Section 4.10 (Brokers) (collectively, the “Fundamental Representations”) shall survive indefinitely and (b) the representations and warranties contained in Section 3.18 (Tax Matters) shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations with respect to the Tax matters in question. All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) by written notice from a non-breaching Party to a breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

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Section 8.02 Indemnification by Sellers. Subject to the terms and conditions of this Article VIII, from and after the Closing, the Sellers shall, jointly and severally, indemnify and hold harmless Buyer, Buyer’s Affiliates and their respective Representatives (collectively, the “Buyer Indemnified Parties”), from and against, and shall pay and reimburse each of them for, any and all Losses reasonably incurred by the Buyer Indemnified Parties based upon, arising out of, with respect to or by reason of:

(a) any material inaccuracy in, or material breach of, any of the representations or warranties of the Sellers contained in this Agreement or in any certificate or instrument delivered by or on behalf of any Seller or the Licensed Entity pursuant to this Agreement;

(b) any breach or non-fulfillment in any material respect of any covenant, agreement or obligation to be performed by any Seller pursuant to this Agreement;

(c) the Whitestar Litigation; and

(d) any Third Party Claims arising out of or resulting from the operation of the Business during the Seller Operational Period, including Third Party Claims brought by an employee of MME AZ arising out of or resulting from the operation of the Business during the Seller Operational Period.

Section 8.03 Indemnification by Buyer. Subject to the terms and conditions of this Article VIII, Buyer shall indemnify and hold harmless the Sellers, the Sellers’ Affiliates and their respective Representatives (collectively, the “Seller Indemnified Parties”) from and against, and shall pay and reimburse each of them for, any and all Losses reasonably incurred by the Seller Indemnified Parties based upon, arising out of, with respect to or by reason of:

(a) any material inaccuracy in, or material breach of, any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement;

(b) any breach or non-fulfillment in any material respect of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement;

(c) the Assumed Liabilities; and

(d) any Third Party Claims arising out of or resulting from the operations of the Business from and after the Closing Date, including Third Party Claims with respect to the EBA Leases.

Section 8.04 Limitations on Seller Indemnification. Notwithstanding anything to the contrary:

(a) Deductible. No Buyer Indemnified Party shall be entitled to indemnification for Losses resulting from, or arising out of, breaches and inaccuracies of representations or warranties pursuant to Section 8.02(a) or breaches of covenants, agreements and obligations pursuant to Section 8.02(b) unless and until the aggregate amount of all Losses for which the Buyer Indemnified Party shall be entitled to indemnification under Section 8.02(a) and/or Section 8.02(b) (as limited by the other provisions of this Article VIII)) exceeds $200,000 (the “Deductible”); provided, however, that indemnification in respect of Losses arising out of (i) a breach of any Fundamental Representations by the Sellers pursuant to Section 8.02(a), (ii) the Whitestar Litigation pursuant to Section 8.02(c) and (iii) any breach of or inaccuracy in any representation or warranty made in Section 3.18 (Taxes) shall not be subject to, nor be included in the calculation of, the Deductible.

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(b) Total Liability Cap. In no event shall the total amount of all Losses for which the Buyer Indemnified Parties shall be entitled to indemnification resulting from, or arising out of, breaches and inaccuracies of representations or warranties pursuant to Section 8.02(a) or breaches of covenants, agreements and obligations pursuant to Section 8.02(b) exceed fifteen percent (15%) of the Base Purchase Price (the “Total Liability Cap”); provided, however, that any indemnification by the Sellers in respect of indemnifiable Losses (i) arising out of a breach of any Fundamental Representations of the Sellers pursuant to Section 8.02(a), (ii) arising out of the Whitestar Litigation pursuant to Section 8.02(c), (iii) that constitute Tax Losses or (iv) resulting from actual fraud shall not be subject to, nor be included in the calculation of, the Total Liability Cap; provided further, however, that notwithstanding anything to the contrary, in no event shall the Sellers (or any of them) be obligated to pay an aggregate amount in respect of all indemnification obligations under this Article VIII or otherwise that exceeds the Purchase Price.

Section 8.05 Tax Indemnification. Subject to the limitations set forth herein, the Sellers shall indemnify and hold harmless each Buyer Indemnified Party from and against any of the following Losses solely to the extent that any such Losses (i) are attributable to the Seller Operational Period and (ii) are attributable to the Indemnified Tax Periods (it being understood that the Sellers shall not be liable for any Tax Losses attributable to the 2023 Fiscal Year or the 2024 Fiscal Year (including the 2024 Pre-Closing Tax Period) or any period from or after the Closing Date): (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.18 (Taxes) and (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement or obligation in ARTICLE VI (collectively, “Tax Losses”); provided, however, that pursuant to Section 2.7(b)(iii) of the Nevada Purchase Agreement, in no event shall the Sellers be liable under this Section 8.05 or otherwise with respect to Taxes, and shall be released from all liabilities and obligations with respect thereto, under the circumstances described therein and Buyer shall enter into a written agreement with the Sellers, in form and substance reasonably satisfactory to the Sellers, to evidence the release of the Sellers from any and all such liabilities or obligations.

Section 8.06 Claims Procedures.

(a) Subject to Section 8.07 with respect to Third Party Claims, any party seeking indemnification hereunder (the “Indemnified Party”) shall deliver to the Party purportedly obligated to provide indemnification to such Indemnified Party (the “Indemnifying Party”) a written notice (a “Claim Notice”), which shall be delivered promptly after the Indemnified Party becomes aware of the basis for a claim for indemnification hereunder and which shall describe in reasonable detail the facts giving rise to such claim, shall include copies of any material written evidence thereof and shall include in such Claim Notice the amount, or the method of computation of the amount, of Losses arising from such claim (if known or reasonably ascertainable) and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that the failure or delay of the Indemnified Party to provide a Claim Notice promptly to the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent the Indemnifying Party shall have been materially prejudiced by such failure. The Indemnifying Party shall have thirty (30) calendar days after its receipt of a Claim Notice to respond in writing to it by accepting such Claim Notice or objecting to such Claim Notice. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have accepted such claim, in which case the Indemnifying Party shall immediately pay such Losses to the Indemnified Party. If the Indemnifying Party fails to promptly pay such Losses, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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(b) After the timely delivery of a response to a Claim Notice by the Indemnifying Party pursuant to Section 8.06(a), the amount of indemnification to which an Indemnified Party may be entitled under this Article VIII shall be determined (i) by a written agreement between the Indemnified Party and the Indemnifying Party, (ii) by any other means to which the Indemnified Party and the Indemnifying Party shall mutually agree or (iii) by legal action.

(c) Any Tax Losses incurred by the Buyer Indemnified Parties that are subject to indemnification by the Sellers pursuant to Section 8.05 shall be effected, first, by reducing the then-outstanding aggregate principal balance of the Seller Notes in an amount equal to the amount of such Tax Losses as of the date of determination and, second, if the then-outstanding aggregate principal balance of the Seller Notes is zero, by wire transfer of immediately available funds from or on behalf of the Sellers to an account designated by Buyer in writing.

Section 8.07 Third Party Claims.

(a) Promptly (and in no event more than five (5) Business Days) after an Indemnified Party receives notice or otherwise obtains knowledge of any actual or possible claim, demand, suit, action, arbitration, investigation, audit, inquiry or proceeding that has been or may be brought or asserted by a third party against such Indemnified Party and with respect to which such Indemnified Party intends to make an indemnification claim under this ARTICLE VIII (any such actual or possible claim, demand, suit, action, arbitration, investigation, inquiry or proceeding by a third party (including any Governmental Authority) being referred to as a “Third Party Claim”), the Indemnified Party shall deliver to the Indemnifying Party a written notice stating in reasonable detail the nature and basis of such Third Party Claim and the dollar amount of such Third Party Claim, to the extent known; provided, that the failure to give such notice in the time specified above shall not relieve the Indemnifying Party of its obligations under this ARTICLE VIII, except to the extent that the Indemnifying Party is materially prejudiced thereby.

(b) The Indemnifying Party shall have the right, at its sole option, to assume the defense of any Third Party Claim against an Indemnified Party with counsel of its own choice and at the sole expense of the Indemnifying Party by providing written notice of such intent to the Indemnified Party within ten (10) days of receipt of notice of the Third Party Claim by the Indemnifying Party, which notice shall confirm the Indemnifying Party’s agreement to indemnify the Indemnified Party in accordance with the terms and conditions of this Agreement for any Losses incurred in connection with or as a result of such Third Party Claim; provided, however, that the Indemnifying Party shall not be entitled to assume such defense (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the reasonable fees and expenses of one counsel retained by the Indemnified Party that is reasonably acceptable to the Indemnifying Party, (i) to the extent the claim for indemnification is in connection with any criminal proceeding, action, indictment, allegation or investigation against or targeting the Indemnified Party, (ii) if the claim is a motion for a temporary restraining order or preliminary injunction against the Indemnified Party, (iii) there exists a material conflict of interest (other than one of a monetary nature) that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party or (iv) the Indemnifying Party fails to vigorously prosecute or defend such claim. If the Indemnifying Party elects to assume the defense of any such Third Party Claim in accordance with the preceding sentence, then:

(i) The Indemnifying Party shall defend such Third Party Claim in good faith by appropriate actions diligently pursued, and the attorneys’ fees of the Indemnifying Party’s counsel and other defense costs incurred by the Indemnifying Party shall be borne and payable by the Indemnifying Party;

(ii) Notwithstanding anything to the contrary contained in this Agreement, except as set forth in Section 8.07(b)(iii), the Indemnified Party shall not be entitled to be indemnified for any costs or expenses incurred by the Indemnified Party in connection with the defense of such Third Party Claim following the Indemnifying Party’s election to assume the defense of such Third Party Claim in accordance with this Section 8.07;

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(iii) The Indemnified Party shall be entitled, but not obligated, to participate in and monitor (but not control) such defense at its own expense; provided, however, that the Indemnified Party shall be entitled, at the Indemnifying Party’s expense, to retain one firm of separate counsel of its own choosing if the named parties in any such Third Party Claim include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised by counsel that representation of both sets of parties by the same counsel would be inappropriate due to actual or potential conflicts in connection with the defense of the Third Party Claim;

(iv) The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party, execute and deliver such documents as shall be reasonably required in connection with the foregoing and make available to the Indemnifying Party all books, records and other documents and materials that are under the direct or indirect control of the Indemnified Party and that the Indemnifying Party considers necessary or desirable, in good faith, for the defense of such Third Party Claim; provided, that the Indemnified Party shall not be required to provide materials to the Indemnifying Party that, based on advice of counsel, would reasonably be expected to constitute a waiver of the attorney client privilege or other privilege under applicable Law;

(v) Subject to the limitations on settlement of Third Party Claims set forth in this Section 8.07, the Indemnified Party shall execute such documents and take such other actions, at the expense of the Indemnifying Party, as the Indemnifying Party may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such Third Party Claim;

(vi) The Indemnified Party shall cooperate, at the Indemnifying Party’s expense, as reasonably requested by the Indemnifying Party in the defense of such Third Party Claim; and

(vii) The Indemnified Party shall not admit, and shall use reasonable efforts to ensure that its Affiliates do not admit, any liability with respect to such Third Party Claim.

(c) If the Indemnifying Party does not elect to assume the defense of such Third Party Claim within the ten (10) day period specified in Section 8.07(b), or such shorter period as may be required by the applicable proceeding, then the Indemnified Party shall (upon written notice to the Indemnifying Party) be entitled to undertake the defense and settlement of such Third Party Claim, and the Indemnifying Party shall be liable for, subject to the limitations set forth in this ARTICLE VIII, all Losses incurred by the Indemnified Party in conducting such defense or settlement of such Third Party Claim and for any final judgment (subject to any right of appeal).

(d) In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party shall keep the Indemnified Party reasonably informed of the progress of any such defense, compromise or settlement, and in the event the Indemnified Party assumes the defense of a Third Party Claim, the Indemnified Party shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

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(e) Neither the Indemnifying Party nor the Indemnified Party shall settle or compromise any Third Party Claim without the consent of the other party (which consent shall not be unreasonably withheld or delayed) unless such judgment, compromise or settlement, (i) when settled by the Indemnifying Party, provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (ii) results in the full and general release of the Indemnified Parties from all liabilities arising or relating to, or in connection with, the Third Party Claim, and (iii) involves no finding or admission of any violation of Law or the rights of the Indemnified Parties. No settlement or compromise of a Third Party Claim without the consent of the Indemnifying Party or Indemnified Party shall be deemed to be dispositive with respect to the existence of an indemnifiable claim or the amount of Losses resulting from such claim.

(f) Notwithstanding the foregoing, if a Third Party Claim seeks relief other than the payment of monetary damages or would result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, then the Indemnified Party alone shall, at the Indemnifying Party’s expense, be entitled to contest, defend, compromise and settle (subject, with respect to any such settlement, to obtaining the consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed) such Third Party Claim in the first instance and, if the Indemnified Party does not contest, defend, compromise or settle such Third Party Claim, the Indemnifying Party shall then have the right to contest and defend (but not settle or compromise without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld) such Third Party Claim.

(g) In furtherance of the Sellers’ obligation to indemnify Buyer under Section 8.02(c), so long as the Whitestar Litigation is pending or the Licensed Entity is still a party, the Sellers agree to continue to defend the Licensed Entity in the Whitestar Litigation at their own expense until it is fully resolved and no longer appealable. Following the Closing Date (and so long as the Whitestar Litigation is pending or the Licensed Entity is still a party), the Sellers shall provide an update (via email or otherwise) to Buyer of any material developments related to the Whitestar Litigation. Notwithstanding the foregoing, the Sellers will provide a quarterly update to Buyer with regard to the Whitestar Litigation.

Section 8.08 Subrogation; Mitigation.

(a) The Indemnifying Party shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnified Party may have against any third party with respect to any Losses paid by the Indemnifying Party.

(b) Promptly after any Indemnified Party becomes aware of any event or circumstance that could reasonably be expected to constitute or give rise to a claim for indemnification for Losses under this ARTICLE VIII, such Indemnified Party shall take all commercially reasonable steps to mitigate and minimize all such Losses that may result from such event or circumstances.

Section 8.09 Reduction in Losses. The amount of any Losses subject to indemnification under this ARTICLE VIII shall be reduced by any insurance proceeds, indemnification payments, contribution payments or reimbursements or other amounts actually recovered by the Indemnified Parties under applicable insurance policies with respect to claims related to such Losses (net of any deductible amounts and any other costs or expenses incurred in connection therewith).

Section 8.10 No Duplication. Notwithstanding the fact that any Indemnified Party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no Indemnified Party shall be entitled to recover the amount of any Losses suffered by such Indemnified Party more than once, regardless of whether such Losses may be as a result of a breach of more than one representation, warranty or covenant.

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Section 8.11 Tax Consequences of Indemnification Payments. All payments (if any) made pursuant to any indemnification obligations under this Agreement will be treated as adjustments to the Purchase Price for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by Law.

Section 8.12 Exclusive Remedy. Other than claims for actual fraud or criminal activity, the indemnification provisions of this ARTICLE VIII shall be the sole and exclusive remedy available to the Buyer Indemnified Parties and the Seller Indemnified Parties as to all claims arising under or relating to this Agreement, the other Transaction Documents and the Transaction. For purposes of this Agreement, the term “actual fraud,” when used with respect to the Sellers, shall mean that the Sellers shall have willfully and knowingly committed fraud against Buyer, with the specific intent to deceive and mislead Buyer, by making the representations and warranties contained in this Agreement or any certificate or other document pursuant hereto, and for which the Sellers shall have common law liability and shall be liable solely for the Losses resulting from such actual fraud; provided, that, for the avoidance of doubt, the term “actual fraud” shall expressly exclude recklessness, gross negligence and constructive fraud.

Section 8.13 No Personal Liability. No current or former member, manager, stockholder, director, officer, employee, Affiliate or Representative of the Parties, respectively, shall have any personal or individual liability of any nature with respect to any breach or inaccuracy of any representation or warranty set forth in, or any other breach of, this Agreement or the Transaction.

ARTICLE IX

Termination

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Sellers and Buyer; or

(b) by Buyer, by written notice to the Sellers, if Buyer is not then in material breach of any provision of this Agreement or the Closing cannot occur through no fault of Buyer, and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Sellers pursuant to this Agreement that would give rise to the failure of any of the closing conditions specified in Section 7.3, and such material breach, inaccuracy or failure to perform has not been cured by the Sellers within twenty (20) days after the Sellers’ receipt of such written notice of such breach, inaccuracy or failure from Buyer; or

(c) by the Sellers, by written notice to Buyer, if the Sellers are not then in material breach of any provision of this Agreement or the Closing cannot occur through no fault of the Sellers, and there has been material breach, material inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the closing conditions specified in Section 7.4 and such material breach, inaccuracy or failure has not been cured by Buyer within twenty (20) days of Buyer’s receipt of written notice of such breach, inaccuracy or failure to perform from the Sellers; or

(d) by Buyer, by written notice to the Sellers, if the actions taken by any Governmental Authority frustrates the purpose of the Transaction. For purposes of this clause (d), the Transaction would be deemed “frustrated” if both (a) the action of any Governmental Authority prohibits or declares unlawful (other than with respect to Federal laws concerning or effecting state legal cannabis businesses) or otherwise frustrates in any material respect Buyer’s intended use of the Dispensary Licenses and (b) the Parties are unable to propose a feasible way of either avoiding such interference or to reorganize the Parties’ arrangements under this Agreement with respect to the Transaction so as to eliminate or minimize the effect of any such material interference, within a period of ninety (90) days of Buyer notifying the Sellers in writing of such interference (including by taking legal action in respect of such interference). Any such written notice by Buyer to the Sellers of such interference must include a reasonably detailed description of the action taken by the Governmental Authority and the resulting prohibition, declaration of unlawfulness or material impairment, frustration or interference of purpose; or

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(e) by Buyer or the Sellers, if the Closing does not occur on or prior to the four (4) month anniversary of the Effective Date (or such later date as may be mutually agreed upon by the Parties, the “Outside Date”).

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except:

(a) as set forth in this Article IX and ARTICLE X X; and

(b) nothing herein shall relieve any Party from liability for any willful or intentional breach of any provision hereof.

Section 9.03 Return of Nonrefundable Deposit. The Parties acknowledge and agree that the Nonrefundable Deposit previously paid by Buyer to or on behalf of the Sellers as described in Section 2.02(a)(i) shall be retained by the Sellers and shall not be returnable to Buyer for any reason whatsoever except under the following express circumstances:

(a) If the Parties are unable to obtain all Regulatory Approvals necessary to consummate the Transaction after using their respective best efforts to obtain the same on or before the Outside Date (subject to extension as provided in clause (b) below), the Nonrefundable Deposit shall be returned to Buyer (without interest);

(b) If any component of the Dispensary Licenses is not in good standing at the time of the Closing and the Parties are unable to cause the entire Dispensary Licenses to be reinstated in good standing within ninety (90) days after written notification by either Party to the other Parties that one or more components of the Dispensary Licenses are not in good standing, the Nonrefundable Deposit shall be returned to Buyer (without interest);

(c) If Buyer terminates this Agreement pursuant to Section 9.01(b) or (d), the Nonrefundable Deposit shall be returned to Buyer (without interest); or

(d) If the Transaction involves an assignment or transfer of any real property lease to which the Licensed Entity is a party and which is material to the operation of the Business, the landlord under such real property lease has the contractual right not to consent to such assignment or transfer, this Agreement contemplates that such real property lease will be assigned or transferred to Buyer and such landlord refuses to consent to the assignment or transfer of such real property lease to Buyer, the Nonrefundable Deposit shall be returned to Buyer (without interest).

ARTICLE X

Miscellaneous

Section 10.01 Expenses. Except as otherwise expressly provided herein, all fees, costs and expenses, including the fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transaction shall be paid by the Party incurring such fees, costs and expenses, whether or not the Closing shall occur.

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Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.02):

If to any Seller, to:	MedMen Enterprises, LLC 8740 S. Sepulveda Blvd, Suite 105 Los Angeles, CA 90045 Attention: Legal Email: legal@medmen.com

With a copy to (which shall not constitute notice):	Raines Feldman LLP 1900 Avenue of the Stars, 19th Floor Los Angeles, CA 90067 Attention: Jonathan D. Littrell Email: jlittrell@raineslaw.com

If to Buyer, to:	Retail Facilities Operations AZ, LLC 5210 S. Priest Drive Guadalupe, Arizona 85283 Attention: Eivan Shahara Email: es@brightroot.com and nicholas@brightroot.com

Section 10.03 Interpretation. The headings contained in this Agreement and the other Transaction Documents are for convenience of reference only and are not to be considered in construing or interpreting hereof or thereof. All section, preamble, recital, party, Exhibit and Schedule references contained in this Agreement and the other Transaction Documents to this Agreement or such other Transaction Document, as applicable, unless otherwise stated. Unless the context clearly requires otherwise, the use of the word “including” is not limiting and the use of the word “or” has the inclusive meaning represented by the phrase “and/or” and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement or the other Transaction Document, as applicable, as a whole. References in this Agreement and the other Transaction Documents to any agreement or other document “as amended” or “as amended from time to time,” or amendments of any agreement or document, shall include any amendments, supplements, restatements, replacements, renewals, refinancings or other modifications thereto or to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The definitions of terms herein shall apply equally to the singular and plural forms of the terms so defined. No party, nor its counsel, shall be deemed the drafter of this Agreement or any other Transaction Document for purposes of construing the provisions hereof or thereof. Accordingly, all provisions of this Agreement and each other Transaction Document shall be construed in accordance with their fair meaning, and not strictly for or against any party. This Agreement and the other Transaction Documents have been negotiated by, and entered into between or among, persons that are sophisticated and knowledgeable in business matters. Accordingly, any rule of law or legal decision that would, notwithstanding any of the foregoing provisions, require interpretation of this Agreement and the other Transaction Documents against the party deemed the drafter thereof shall not be applicable and is irrevocably and unconditionally waived.

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Section 10.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transaction be consummated as originally contemplated to the greatest extent possible.

Section 10.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire understanding and agreement among the Parties with respect to the subject matter contained herein and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter, including, to the extent it applies to the Transaction, (a) that certain Term Sheet dated April 21, 2023, among Buyer Parent, the Sellers and certain Affiliates of the Sellers and (b) that certain Confidentiality, Non-Disclosure and Non-Circumvention Agreement dated February 22, 2023 between Seller Parent and Buyer Parent. In the event of any inconsistency between the provisions of the body of this Agreement and the Exhibits (other than an exception expressly set forth as such in the Disclosure Schedule), the provisions in the body of this Agreement will control.

Section 10.06 No Assignment; Successors and Assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 10.07 No Third Party Beneficiaries. Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.08 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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Section 10.09 Federal Government Action. The Parties hereby acknowledge that they are aware of and fully understand that despite the State of Arizona’s medical cannabis laws and the terms and conditions of this Agreement, Arizona medical cannabis cultivators, transporters, distributors or possessors may still be arrested by federal officers and prosecuted under federal law. In the event of a federal arrest, seizure, or prosecution action associated with the Parties’ activities described herein, the Parties agree to hold each other and their respective attorneys harmless for actions undertaken by such Party and agree to be individually responsible for any attorneys’ fees associated with defending such actions. The Parties also agree to waive illegality as a defense to any contract enforcement action related to this Agreement and brought by any Party against another Party.

Section 10.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona, without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction).

Section 10.11 Alternative Dispute Resolution; Waiver of Jury Trial. Any controversy, claim or dispute arising out of or relating to this Agreement or any other Transaction Document, or the breach thereof, between the Sellers, on the one hand, and Buyer, on the other hand (each a “Dispute”), that cannot be resolved by good faith negotiations between the Parties shall be resolved in accordance with the procedures set forth in this Section 10.11, which will be the sole and exclusive procedures for the final resolution of any such Dispute, regardless of its nature. The Parties intend that these provisions shall be valid, binding, enforceable and irrevocable and shall survive any termination of this Agreement.

(a) Any Dispute shall be settled exclusively by arbitration, before a single arbitrator, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”). Judgment on any award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, any party may in an appropriate matter apply to any court of competent jurisdiction for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief.

(b) The arbitration held at the offices of the AAA located in the City of Phoenix, State of Arizona, and shall be administered by the AAA in the event the parties thereto cannot agree on the selection of an arbitrator or if one (or both) of such parties requests such administration. In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine (9) arbitrators supplied by the AAA. If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot. After each party has used four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected. The arbitrator shall be a retired federal judge or a commercial lawyer who shall have at least ten (10) years of experience with M&A transactions of this nature.

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(c) This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or Affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of any Dispute subject to this Section 10.11, (a) the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator, (b) all testimony of witnesses shall be taken under oath, and the admission of evidence shall be governed by the rules of evidence applicable to civil proceedings under applicable law, and (c) a stenographic record shall be kept of all oral hearings. The remedial authority of the arbitrator shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute; provided, however, that the arbitrator shall have no power or authority under this Agreement or otherwise to award or provide for the award of punitive or consequential damages against any party. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or it would be entitled to summary judgment if the matter had been pursued in court litigation. In the event of a conflict between the applicable rules of the AAA and these procedures, the provisions of these procedures shall govern. The parties and the arbitrator shall use their best efforts to keep confidential all matters relating to any arbitration hereunder (including without limitation the existence of the dispute and the arbitration).

(d) In interpreting this Agreement, the arbitrator shall be bound by and follow the substantive law of the State of Arizona. To the extent applicable and not inconsistent with this Section 10.11, the arbitrator shall apply the Federal Rules of Civil Procedure.

(e) Any filing or administrative fees shall be borne initially by the party requesting administration by the AAA. If both parties request such administration, the fees shall be borne initially by the party incurring such fees as provided by the rules of the AAA. The initial fees and costs of the arbitrator shall be borne equally by the parties. The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled to reimbursement from the other party for all of the prevailing party’s costs (including the arbitrator’s compensation), expenses, and attorneys’ fees.

(f) The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties. If any of the provisions of this Section 10.11 are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Section 10.11, and this Section 10.11 shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the arbitration provisions of this Section 10.11 are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

(g) Except as may be necessary to enter judgment upon the award or to the extent required by applicable Law, all claims, defenses and proceedings (including the existence of a controversy and the fact that there is an arbitration proceeding) will be treated in a confidential manner by the arbitrators and all those involved in the proceeding. Any controversy relating to the arbitration presented to a court will be filed under seal to the extent permitted by Law.

(h) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR SUCH OTHER TRANSACTION DOCUMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:

RETAIL FACILITIES OPERATIONS AZ, LLC

By:	/s/ Eivan Shahara
Name:	Eivan Shahara
Title:	Manager

SELLERS:

OMAHA MANAGEMENT SERVICES, LLC

By:	/s/ Ellen Deutsch Harrison
Name:	Ellen Deutsch Harrison
Title:	CEO

MME RETAIL MANAGEMENT, LLC

By:	/s/ Ellen Deutsch Harrison
Name:	Ellen Deutsch Harrison
Title:	CEO